Exhibit 10.5

EXECUTION VERSION

Published Deal CUSIP 34416DAF5

Published Revolver CUSIP 34416DAG3

Published Term CUSIP 34416DAH1

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of December 10, 2013

among

FOCUS FINANCIAL PARTNERS, LLC,

and

CERTAIN SUBSIDIARIES,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and L/C Issuer,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

SUNTRUST ROBINSON HUMPHREY, INC., and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers and Book Runners

and

SUNTRUST ROBINSON HUMPHREY, INC., and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Syndication Agents

and

FIFTH THIRD BANK and

JPMORGAN CHASE BANK, NA.,

as Documentation Agents

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.06	Litigation
5.09	Environmental Matters
5.16	Corporate Structure
5.20	Deposit Accounts
5.23	Material Domestic Subsidiaries
5.24	Regulated Subsidiaries
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Term Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Designated Borrower Request and Assumption Agreement
G	Designated Borrower Notice
H	Forms of U.S. Tax Compliance Certificates
I	Form of Secured Party Designation Notice

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (“Agreement”) is entered into as of December 10, 2013, among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of January 30, 2012 (as amended, supplemented or otherwise modified and in effect as of the date hereof, the “Existing Credit Agreement”), by and among the Company, certain of its Subsidiaries, Bank of America, N.A., as administrative agent, certain of the lenders party thereto (the “Existing Lenders”), the Existing Lenders have made available certain accommodations to the Borrowers on the terms and conditions set forth therein;

WHEREAS, the Borrowers have requested, among other things, and the Lenders are willing, to amend and restate the Existing Credit Agreement in its entirety on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“1934 Act” means the Securities Exchange Act of 1934.

“Account Debtor” means any Person who may become obligated to any Loan Party under, with respect to, or on account of, any Account.

“Accounts” means all “accounts,” as that term is defined in the UCC, now owned or hereafter acquired by any Loan Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Loan Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of any Loan Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Loan Party for property sold, leased, licensed, assigned or otherwise disposed of, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Acquired Party” means any Person, any or all of the outstanding Equity Interests or assets of which are acquired by the Company or any Subsidiary in connection with a Permitted Acquisition.

“Acquired Party EBITDA” means for any Measurement Period (i) with respect to each Permitted Acquisition (other than any Acquisition consisting solely of the acquisition of a Book of Business or a Permitted Minority Interest) during such Measurement Period, as determined on a pro forma basis as if such Permitted Acquisition had occurred on the first day of such Measurement Period, the product of EBITDAPC multiplied by the percentage of EBITDAPC purchased by the Company or other applicable Loan Party in connection with such Permitted Acquisition, (ii) with respect to each Permitted Acquisition during such Measurement Period consisting of the acquisition of a Book of Business, as determined on a pro forma basis as if such Permitted Acquisition had occurred on the first day of such Measurement Period, the Book of Business EBITDA or (iii) with respect to each Permitted Acquisition consisting of the acquisition of a Permitted Minority Interest during such Measurement Period, Permitted Minority Interest Historical Profits for such Measurement Period.

“Acquisition” means, in relation to any Person, any transaction, or any series of related transactions, in which such Person (a) acquires any business or all or substantially all of the property of any other Person or any division or other business unit thereof, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires ownership or Control of at least a majority (in number of votes) of the voting Equity Interests in any other Person, (c) directly or indirectly acquires ownership or Control of at least a majority of the Equity Interests of any other Person, (d) acquires any Book of Business of any other Person or (e) acquires any Permitted Minority Interest.

“Acquisition Documentation” means, collectively, in relation to any Acquisition undertaken and completed or (as the case may be) to be undertaken and completed by the Company or any of its Subsidiaries: (a) the purchase agreements, merger agreements or other similar Instruments pursuant to which such Acquisition is or (as the case may be) is to be effected; (b) all Advisor Group Documents executed in connection with such Acquisition; and (c) all schedules, exhibits, annexes and amendments to the Instruments referred to in clauses (a) and (b) above and all material side letters and agreements affecting the terms thereof or to be entered into in connection therewith.

“Additional Available Amount” means, as of any date of determination, an amount equal to (a) the sum of (i) net cash proceeds received by the Company in respect of Equity Interests of the Company (or Permitted Holdco, if applicable) issued by the Company (or Permitted Holdco, if applicable) (other than in connection with an Equity Cure) on or after the Closing Date and (ii) 50% of Excess Cash Flow for each Fiscal Year of the Company in an amount not to exceed $20,000,000 for any Fiscal Year, commencing with the Fiscal Year ending December 31, 2013, minus (b) the sum of (i) the amount by which the aggregate amount of Investments made after the Closing Date (but prior to giving effect to any applicable Investment on such date of determination) pursuant to Section 7.02(k) exceeds $20,000,000, (ii) the amount by which the aggregate amount of Restricted Payments made after the Closing Date (but prior to giving effect to any applicable Restricted Payment on such date of determination) pursuant to Section 7.06(h) exceeds $10,000,000, (iii) the aggregate amount of net cash proceeds referred to in clause (a) of this definition that, on or prior to such date of determination, have been used to make (1) any Permitted Acquisition (including, for the avoidance of doubt, any Permitted Acquisition consisting in whole or in part of the Acquisition of a Book of Business or a Permitted Minority Interest) or (2) Restricted Payments permitted under Section 7.06(g).

“Additional Commitment Lender” has the meaning specified in Section 2.15(d).

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Advisor Group” means each Person that manages the operations of a Subsidiary pursuant to a management agreement in the ordinary course of business.

“Advisor Group Documents” means, collectively, each management agreement, non-competition agreement and agreement documenting earn out payments entered into by the Company, the relevant Subsidiary and, if applicable, any member of the Advisor Group party thereto.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of this Agreement and the other Loan Documents: (i) the Company shall not be deemed to be an Affiliate of any of the Subsidiaries of the Company; (ii) none of the Subsidiaries of the Company shall be deemed to be an Affiliate of the Company or any of the other Subsidiaries of the Company; (iii) the Summit Portfolio Companies, the Polaris Portfolio Companies and the Centerbridge Portfolio Companies shall not be deemed to be an Affiliate of the Company or any of the Subsidiaries of the Company except in respect of Section 7.08; (iv) none of Company or any of its Subsidiaries shall be deemed to be an Affiliate of any of the Summit Portfolio Companies, the Polaris Portfolio Companies or the Centerbridge Portfolio Companies; and (v) none of the Lenders or the Administrative Agent shall be deemed to be an Affiliate of the Company or any of its Subsidiaries

“Affiliate Transaction” means any of the following transactions or arrangements: (a) the making by the Company or any of its Subsidiaries of any payment or prepayment (whether of principal, premium, interest or any other sum) of or on account of, or any payment or other distribution by the Company or any of its Subsidiaries on account of the redemption, repurchase, defeasance or other acquisition for value of, any Indebtedness of any kind whatsoever (i) of any Affiliates of the Company, or (ii) of the Company or any of its Subsidiaries to any Affiliates of the Company; (b) the making of any loans, advances or other Investments of any kind whatsoever by the Company or any of its Subsidiaries to or in any Affiliates of the Company or to or in any holder of any Indebtedness described in clause (a) of this definition; (c) the Disposition by the Company or any of its Subsidiaries of all or any part of their property to, or for the direct or indirect benefit of, any Affiliates of the Company; (d) the incurrence by the Company or any of its Subsidiaries of any Indebtedness to any Affiliates of the Company; (e) the declaration or payment by the Company or any of its Subsidiaries of any dividends or other distributions on account of, or the making by the Company or any of its Subsidiaries of any payment or other distribution on account of the purchase, repurchase, redemption or other acquisition for value of, any Equity Interests or Securities of any Affiliates of the Company; (f) the payment, or (as the case may be) the reimbursement, by the Company or any of its Subsidiaries to any Affiliates of the Company of any fees, commissions, costs or expenses of any kind; or (g) any other transaction or Contractual Obligation between any Affiliates of the Company, on the one hand, and the Company, on the other hand, or between any Affiliates of the Company, on the one hand, and any Subsidiaries of the Company, on the other hand.

“Aggregate Commitments” means the Commitments of all the Lenders. The Aggregate Commitments as of the Closing Date shall be $400,000,000.

“Agreement” has the meaning specified in the recitals hereto.

“Alternative Currency” means each of the following currencies: Euro, Sterling, Canadian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to $10,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Loan Parties or their Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage; including the FCPA, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.22(a).

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.18. If the Commitment of all of the Revolving Lenders to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.16, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Consolidated Total Leverage Ratio	Applicable Rate for LIBOR Loans/ Letter of Credit Fees	Applicable Rate for Base Rate Loans	Commitment Fee

I	< 2.00 to 1.00	2.25%	0.75%	0.250%

II	> 2.00 to 1.00 but < 2.50 to 1.00	2.50%	1.00%	0.300%

III	> 2.50 to 1.00 but < 3.00 to 1.00	2.75%	1.25%	0.375%

IV	> 3.00 to 1.00 but < 3.75 to 1.00	3.00%	1.25%	0.450%

V	> 3.75 to 1.00	3.25%	1.50%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date on which a Compliance Certificate with respect to the Measurement Period ended December 31, 2013 is delivered to the Administrative Agent pursuant to Section 6.02(a) shall be determined based upon Pricing Level IV.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., each in its capacity as joint book runner and joint lead arranger.

“Asset Sale” means any direct or indirect Disposition (including any Disposition of all or any part of any Subsidiary of the Company by or through the issue or sale of any Equity Interests of such Subsidiary, and also including any Disposition pursuant to a sale and leaseback transaction), whether in a single transaction or in a series of related transactions, by the Company or any of its Subsidiaries of any businesses or property of the Company or any of its Subsidiaries, whether now owned or from time to time hereafter created, arising or acquired, including Equity Interests (including Equity Interests of any such Subsidiaries and Permitted Cure Securities); provided, however, that the term “Asset Sale” shall not include any Permitted Dispositions.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means with respect to any law firm or other external legal counsel, all reasonable and documented fees and disbursements of such law firm or such external legal counsel actually incurred or sustained.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the Capital Lease Obligations with respect thereto, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of operations, shareholders’ deficit and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b).

“Availability Period” means, in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Account” has the meaning specified in Section 6.16(a).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate for a one month Interest Period commencing on such day plus 1.50%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Book of Business” means, with respect to any Person, such Person’s client lists and customer contact information, including, without limitation, all personal goodwill associated therewith.

“Book of Business EBITDA” means, in relation to any Book of Business, for the most recent twelve month period available (such period ending no earlier than six months prior to the date of the Acquisition of such Book of Business), the sum of revenues in respect of such Book of Business for such period minus the amount of cash compensation, if any, paid or payable to any financial advisor or broker in connection with such Book of Business multiplied by 90% (which is net of management fee percentage).

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Broker-Dealer Subsidiary” means any Subsidiary of the Company that is registered as a broker dealer under the 1934 Act or any other Law requiring such registration.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in LIBOR Quoted Currencies, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “CAD” mean the lawful currency of Canada.

“Capital Assets” means, with respect to any Person, all equipment, fixed assets and real property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and, including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person); provided that, Capital Expenditures shall not include expenditures made in accordance with the terms of this Agreement that are made (a) as part of the consideration for any Permitted Acquisition, (b) as a tenant inducement under any lease to which such Person is a party to the extent any Person other than a Loan Party is responsible for the payment thereof, (c) expenditures actually paid for or reimbursed by an unaffiliated third-party and for which no Loan Party has an obligation to make a reimbursement payment or provide other consideration to the relevant third-party in respect thereof (whether before, during or after such period) and (d) expenditures to the extent funded from the insurance proceeds in respect of a loss or casualty event.

“Capital Lease” has the meaning specified in the definition of the term “Capital Lease Obligations”.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (each, a “Capital Lease”) on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer and the Required Revolving Lenders

shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement between any Loan Party and any Lender to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Centerbridge Investment” means the purchase of Equity Interests of the Company by one or more members of the Existing Centerbridge Investor Group under, and in accordance with the terms and conditions of, the Centerbridge Purchase Agreement.

“Centerbridge Portfolio Companies” means, individually or collectively, any portfolio company of the Existing Centerbridge Investor Group other than the Company and any Subsidiary of the Company (and, if applicable, Permitted Holdco).

“Centerbridge Purchase Agreement” means that certain Securities Purchase Agreement, dated as of July 6, 2013, by and among the Company, CP Falcon AIV, L.P. and any other Investors (as defined therein) party thereto, Summit Ventures VI-A, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit VI Entrepreneurs Fund L.P., Summit VI Advisors Fund, L.P., Summit Investors VI, L.P., SV VI-B Focus Holdings, L.P., SDIII-B Focus Holdings, L.P., Summit Partners SD III, L.P., SV VI-B Focus Blocker Corp., SD III-B Focus Blocker Corp., Polaris FFP Investment A Corp., Polaris FFP Investment B Corp. and Ruediger Adolf.

“Centerbridge Transactions” means the Centerbridge Investment, the payment of dividends to the holders of certain Equity Interests of the Company as contemplated by the Centerbridge Purchase Agreement and the other transactions contemplated by the Centerbridge Purchase Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, or, in the case of any Person that becomes a Lender hereunder after the date of this Agreement, after the date on which such Person becomes a Lender under this Agreement and, in the case of a Participant, after the date on which it acquires its participation, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) prior to the consummation of a Public Offering, during any period of twelve consecutive calendar months, any two of Ruediger Adolf, Rajini Kodialam and James Shanahan cease to be (i) officers of the Company or (ii) actively involved in the day to day operations of the Company, in either case, other than as a result of death or incapacitation or (b) at any time, any event or series of events as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act) other than Permitted Holders (or the Permitted Holdco, if applicable), shall acquire, directly or indirectly, more than the greater of (i) 35% of the Equity Interests of the Company or (ii) the percentage of the total voting power of the Company owned, directly or indirectly, beneficially by the Permitted Holders.

For the purposes of this definition of “Change of Control”, the term Permitted Holders shall not include the limited partners of any of the funds listed in the definitions of “Existing Summit Investor Group”, “Existing Polaris Investor Group” or “Existing Centerbridge Investor Group” that would otherwise be included in the Existing Summit Investor Group, the Existing Polaris Investor Group or the Existing Centerbridge Investor Group, respectively, solely due to its investment as a limited partner in such fund.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, the Control Agreements, any Landlord Waiver, the Omnibus Amendment and Reaffirmation, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, each supplement thereto, and each of the other agreements, Instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means that certain Company Guaranty, dated as of January 30, 2012, made by the Company in favor of the Administrative Agent and the Lenders, as amended by the Omnibus Amendment and Reaffirmation and as further amended, restated supplemented or otherwise modified and in effect from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, in relation to any Person and its Subsidiaries for any period, all Capital Expenditures by such Person and its Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Interest Expense” means, in relation to any Person and its Subsidiaries for any period, Consolidated Interest Expense of such Person and its Subsidiaries for such period, but excluding, to the extent otherwise included therein, interest expense to the extent not paid and not required to be paid in cash in such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, in relation to any Person and its Subsidiaries for any Measurement Period, (a) Consolidated Net Income of such Person and its Subsidiaries for such Measurement Period, plus, without duplication, and only to the extent deducted in calculating such Consolidated Net Income for such period, the sum of (i) income tax expense (including, without limitation, any franchise taxes imposed in lieu of income taxes and Permitted Tax Distributions), plus (ii) Consolidated Interest Expense, amortization or write-off of deferred financing fees, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, plus (iii) depreciation and amortization expense, plus (iv) amortization (or write-downs) of intangibles (including, without limitation, goodwill) and organization costs, plus (v) any other non-cash charges or expenses or non-cash losses (including, without duplication (A) non-cash charges and expenses incurred or sustained in connection with Permitted Acquisitions, (B) non-cash losses on Dispositions of assets outside of the ordinary course of business, (C) non-cash charges arising from the impairment of goodwill and intangible assets (D) extraordinary or non-recurring non-cash charges or expenses or non-cash losses in accordance with GAAP and (E) non-cash charges resulting from issuances of stock based awards), plus (vi) extraordinary or non-recurring cash charges, expenses or losses during such Measurement Period (including, without duplication of the amounts referred to in clause (v) above, losses on dispositions of assets outside of the ordinary course of business) in an aggregate amount not to exceed 15% of the Consolidated EBITDA for such Measurement Period (calculated before giving effect to any such addback under this clause (vi), plus (vii) any amounts deducted in determining Consolidated Net Income representing mark-to-market losses that must be recognized currently in Consolidated Net Income under Accounting Standards Codification Topic 815: Derivatives and Hedging, plus (viii) the aggregate amount paid or required to be paid in cash during such period for recruiting, success or finder’s fees relating to or arising in connection with any Permitted Acquisition in an amount not to exceed $1,000,000 for all Permitted Acquisitions in the aggregate during such Measurement Period, plus (ix) Acquired Party EBITDA with respect to each Permitted Acquisition consummated during such Measurement Period, plus (x) Permitted Minority Interest Profits for such Measurement Period, plus (xi) the non-cash reduction to deferred revenue as a result of purchase accounting in accordance with Accounting Standards Codification Topic 805: Business Combinations, plus (xii) the aggregate costs and expenses incurred in connection with Permitted Acquisitions which have been consummated during such Measurement Period, provided, that the amount referred to in this clause (xii) shall not, in the aggregate, exceed $300,000 for any Permitted Acquisition during any Measurement Period, plus (xiii) charges as a result of changes in estimates for earn-outs under Accounting Standards Codification Topic 805: Business Combinations during such Measurement Period, plus (xiv) cash and non-cash expenses incurred in connection with the Transactions, plus (xv) cash and non-cash expenses incurred in connection with or in preparation for a planned or actual Public Offering, provided, that the amount referred to in this clause (xv) shall not, in the aggregate, exceed $2,000,000 for any Measurement Period, plus (xvi) solely for purposes of determining compliance with the financial covenants set forth in Section 7.10, the amount of any Equity Cure during such period, plus (xvii) extraordinary or non-recurring cash charges, expenses or losses in connection with the Centerbridge Transactions as contemplated by Section 1.3(a) of the Centerbridge Purchase Agreement, minus (b) without duplication, and only to the extent included in the calculation of such Consolidated Net Income for such period, (i) all non-cash income, (ii) all non-cash gains (iii) any amounts added in determining Consolidated Net Income representing mark-to-market gains that must be recognized currently in net income under Accounting Standards Codification Topic 815: Derivatives and Hedging; (iv) gains as a result of changes in estimates for earn-outs under Accounting Standards Codification Topic 805: Business Combinations during such Measurement Period; in each case, all as determined on a consolidated basis and in accordance with GAAP and (v) any Undistributed Permitted Minority Interest Profits.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) (i) Consolidated EBITDA of the Company and its Subsidiaries for the Measurement Period ending on such date, which shall be calculated on a Pro Forma Basis minus (ii) Consolidated Capital Expenditures of the Company and its Subsidiaries for such period, except to the extent that such Consolidated Capital Expenditures are financed with Indebtedness or equity incurred by the Company or its Subsidiaries, minus (iii) the aggregate amount paid or required to be paid in cash in respect of income taxes (including Permitted Tax Distributions) by the Company or any of its Subsidiaries on a consolidated basis during such period to (b) (i) all Consolidated Scheduled Funded Debt Payments during such Measurement Period, plus (ii) Consolidated Cash Interest Expense for the Company and its Subsidiaries for such Measurement Period, plus (iii) dividends with respect to Equity Interests in the Company permitted hereunder and paid in cash during such Measurement Period (other than dividends in connection with the Centerbridge Transactions).

“Consolidated Interest Expense” means, in relation to any Person and its Subsidiaries for any period, (a) interest expense on all Indebtedness of such Person or of any of its Subsidiaries for such period, whether paid or accrued, all as determined on a consolidated basis in accordance with GAAP, and including (only if and to the extent included in interest expense for such period in accordance with GAAP): (i) interest expense in respect of Indebtedness (including the Obligations); (ii) the interest component of Capital Lease Obligations; (iii) commissions, discounts and other fees and charges payable in connection with letters of credit and bankers’ acceptances; and (iv) the net payment, if any, payable in connection with Swap Contracts, less the net credit, if any, received in connection with Swap Contracts; less (b) interest income of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, in relation to any Person and its Subsidiaries for any period, the consolidated net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Company and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Total Funded Debt. For purposes of this definition, “scheduled payments of principal” (a) shall be deemed to include scheduled payments in respect of Attributable Indebtedness and (b) shall not include any voluntary prepayments or mandatory prepayments required under this Agreement.

“Consolidated Secured Funded Debt” means, as at any date of determination, Consolidated Total Funded Debt that is secured by Liens as of such date.

“Consolidated Secured Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Secured Funded Debt of the Company and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Company and its Subsidiaries for the Measurement Period ending on such date, which shall be calculated on a Pro Forma Basis.

“Consolidated Total Funded Debt” means, with respect to any Person, (a) without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including the principal component of Capital Lease Obligations, Subordinated Indebtedness, current maturities of long-term debt, lines of credit in excess of $1,000,000 regardless of the maturity or termination date and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Company, the Loans, the L/C Obligations and, without duplication, any Guarantees of the principal component of Indebtedness of the types specified in this definition of other Persons, and specifically excluding any liability related to a Tax Receivable Agreement, minus (b) unrestricted domestic cash and cash equivalents of the Company and its Subsidiaries as of such date in an aggregate amount not to exceed $10,000,000.

“Consolidated Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Funded Debt of the Company and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Company and its Subsidiaries for the Measurement Period ending on such date, which shall be calculated on a Pro Forma Basis.

“Contingent Indemnification Obligations” means, as to any Person, those contingent indemnification obligations to the extent no claim giving rise thereto has been asserted.

“Contractual Obligation” means, as to any Person, any provision of any Security issued by such Person or of any agreement, Instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any deposit account or securities account control agreement, among any financial institution where a Loan Party maintains a Deposit Account, the applicable Loan Party and the Administrative Agent, by which the Administrative Agent perfects its security interest in the applicable Deposit Account, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Covenant Determination Date” means, at any particular time, the last day of the then most recent Fiscal Quarter for which financial statements of the Company have been furnished to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Custodial Account” means a Deposit Account maintained by the Company or any of its subsidiaries (other than a Regulated Subsidiary) at an institution other than Bank of America for the management of customer funds for client billing, custodial clearing or other related purposes.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder and is financially able to meet such obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Deposit Account” means any deposit, securities, investment or other similar account at any time or from time to time maintained by the Company or any of its Subsidiaries with any bank or other financial institution or with any mutual fund, securities broker, investment banking firm or other Person.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (other than the disposition of Equity Interests of the Company), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disregarded Entity” means any Domestic Subsidiary with one or more Foreign Subsidiaries that, for U.S. federal tax purposes, is treated as a disregarded entity.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Early Warning Threshold” means (a) with respect to any Regulated Subsidiary subject to regulation by the SEC, those circumstances set forth in Rule 17a 11(b) promulgated under the 1934 Act pursuant to which a broker-dealer is required to give an “early warning” notice of capital related problems to the SEC and (b) with respect to any Regulated Subsidiary not covered by clause (a) above, any provisions arising under applicable law or regulation similar in nature to those enumerated in clause (a) above.

“EBITDAPC” means, in relation to any applicable Acquired Party for the Measurement Period ending immediately prior to the acquisition date of such Acquired Party, the sum of revenues of such Acquired Party or Person for such period minus recurring operating expenses which shall exclude (a) income tax expense (including, without limitation, any franchise taxes imposed in lieu of income taxes and any distributions made by such Acquired Party or Person, as the case may be, to its members solely in respect of income taxes), (b) Interest Expense, amortization or write-off of deferred financing fees, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with

Indebtedness, (c) depreciation and amortization expense, (d) amortization (or write-downs) of intangibles (including, without limitation, goodwill) and organization costs, (e) any other non-cash charges or expenses or non-cash losses (including, without duplication, (i) non-cash charges arising from impairment of goodwill and intangible assets and (ii) extraordinary or non-recurring non-cash charges or expenses or non-cash losses) or non-cash income, (f) any amounts representing mark-to-market losses or gains that must be recognized under Accounting Standards Codification Topic 815: Derivatives and Hedging and (g) 100% of the compensation, benefits and other executive perquisites paid to members, partners or owners of such Acquired Party, as determined immediately prior to or as of the consummation of the related Permitted Acquisition.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Cure” has the meaning specified in Section 8.04.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or, that together with the Company, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) or 4042(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA or the termination of a Multiemployer Plan under Section 4041 of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”) as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London interbank Eurocurrency market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate” means, with respect to any Credit Extension for any Interest Period with respect to a Eurocurrency Rate Loan:

(a)           denominated in a LIBOR Quoted Currency, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

(b)           denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00a.m. (Toronto, Ontario time) on the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent) (or if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period; or

(c)           denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(a).

; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurocurrency Rate Loan” means a Revolving Loan or a Term Loan that bears interest at the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Fiscal Year of the Company, an amount equal to the sum of (a) Consolidated EBITDA minus (b) cash dividends paid or payable by the Company in such Fiscal Year on account of any Equity Interests in the Company, minus (c) the unfinanced portion of Consolidated Capital Expenditures paid in cash minus (d) Consolidated Interest Expenses paid or payable in cash by the Company and its Subsidiaries minus (d) cash taxes paid or payable minus (e) Consolidated Scheduled Funded Debt Payments minus (f) the amount of any permanent reduction of the Aggregate Commitments during such period.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time such Guarantee of such Loan Party or the grant of such security interest by such Loan Party becomes effective with respect to such related Swap Obligation, provided that any such Swap Obligation shall only constitute an “Excluded Swap Obligation” until such time as such Loan Party becomes an “eligible contract participant” as defined in the Commodity Exchange Act. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,

(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Centerbridge Investor Group” means, CP Falcon AIV, L.P. and each of its Affiliates (other than the Company, its Subsidiaries and each of their successors and assigns).

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Deposit Accounts” has the meaning specified in Section 5.20.

“Existing Lenders” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01.

“Existing Polaris Investor Group” means, the following Persons and each of their Affiliates (other than the Company, its Subsidiaries and each of their successors and assigns): (a) Polaris FFP Investment A, LLC and (b) Polaris FFP Investment B, LLC.

“Existing Summit Investor Group” means, the following Persons and each of their Affiliates (other than the Company, its Subsidiaries and each of their successors and assigns): (a) Summit Ventures VI-A, L.P., (b) SV VI-B Focus Holdings, L.P., (c) Summit Subordinated Debt Fund III-A, L.P., (d) SDIII-B Focus Holdings, L.P., (e) Summit VI Entrepreneurs Fund, L.P., (f) Summit VI Advisors Fund, L.P. and (g) Summit Investors VI, L.P.

“Extending Lender” has the meaning specified in Section 2.15(e).

“Extension Commitments” has the meaning specified in Section 2.15(e).

“Extraordinary Receipt” means any of the following received in cash by, or paid in cash to or for the account of, any Person not in the ordinary course of business: proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments; provided, however, that an Extraordinary Receipt shall not include cash receipts from (i) the proceeds of the sale or issuance of any Equity Interests or (ii) proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments that are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Facility Office” means the office through which such Lender will perform its obligations under this Agreement.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means each letter agreement, dated November 12, 2013, by and among the Company, on the one hand, and the Administrative Agent and/or any Arranger, on the other hand.

“Fifth Anniversary Date” means the fifth anniversary of the Closing Date.

“Financing Event” means the issuance or sale by the Company of any Permitted Equity Interests of the Company.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year of the Company.

“Fiscal Year” means the fiscal year of the Company ending on December 31 of each calendar year.

“Foreign Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $5,000,000. The Foreign Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Foreign Lender” means (a) with respect to any Borrower that is a U.S. Person, a Lender that is not a U.S. Person, and (b) with respect to any Borrower that is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers and functions such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Company Guaranty and the Subsidiary Guaranty.

“Guarantors” means, collectively, the Company, each Subsidiary Guarantor and, if applicable, Permitted Holdco.

“Hazardous Materials” means all substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Article VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Company that (a) together with its Subsidiaries on a consolidated basis, has annual revenues not in excess of an amount equal to the lesser of (i) 5% of revenues (based upon the most recent financial statements of the Company delivered pursuant to Section 6.01) and (ii) 5% of the assets, in each case, of the Company and its Subsidiaries on a consolidated basis (based upon the most recent financial statements of the Company delivered pursuant to Section 6.01) and (b) together with all Subsidiaries of the Company meeting the criteria set forth in the preceding clause (a), and their respective Subsidiaries on a consolidated basis, has annual revenues not in excess of an amount equal to the lesser of (i) 10% of revenues (based upon the most recent financial statements of the Company delivered pursuant to Section 6.01) and (ii) 10% of the assets, in each case, of the Company and its Subsidiaries on a consolidated basis (based upon the most recent financial statements of the Company delivered pursuant to Section 6.01).

“Indebtedness” means, as to any Person at any particular time, without duplication, all of the following:

(a)           all obligations of such Person for borrowed money;

(b)           all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar Instruments to the extent included as indebtedness in accordance with GAAP;

(c)           all direct or contingent obligations of such Person arising under the Letters of Credit or other letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar Instruments;

(d)           net obligations of such Person under any Swap Contract;

(e)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created and (ii) accrued expenses);

(f)            indebtedness (excluding prepaid interest thereon) secured by any Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g)           Capital Lease Obligations and Synthetic Lease Obligations to the extent included as indebtedness in accordance with GAAP;

(h)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person (other than with respect to Permitted Equity Interests of the Company), valued, in the case of any redeemable preferred Equity Interests, at the greater of the voluntary or involuntary liquidation preference thereof plus accrued and unpaid dividends; and

(i)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangements in respect of its creditors, generally; in each case, undertaken under U.S. Federal, State or foreign law, including any Debtor Relief Law.

“Instrument” means any contract, agreement, indenture, mortgage or other document or writing (whether a formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any right to any Lien is granted or perfected.

“Intellectual Property Security Agreements” means, collectively, each Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement executed and delivered from time to time by the Company or any Subsidiary Guarantor, (a) with respect to each such Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement entered into in connection with the Existing Credit Agreement on or prior to the Closing Date, as amended by the Omnibus Amendment and Reaffirmation and (b) in each case, as further amended, restated supplemented or otherwise modified and in effect from time to time.

“Interest Expense” has the corresponding meaning specified in the definition of “Consolidated Interest Expense”; provided, however, “Interest Expense” shall take into account only the applicable Acquired Party and on a non-consolidated basis.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three, six or, subject to availability, twelve months thereafter, as selected by the Company in its Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Inventory” means any “inventory,” as that term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wheresoever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, including any investment made by means of (a) the purchase or other Acquisition of Equity Interests in or other Securities of another Person, or (b) a loan, advance or capital contribution to,

Guarantee or assumption of Indebtedness of, or purchase or other Acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other Acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment (except for returns on such Investment in cash) for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss, destruction or damage of any property of the Company or one of its Subsidiaries or any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property by a Governmental Authority.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and Instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Landlord Waiver” means any landlord waiver and consent in favor of the Administrative Agent with respect to the real property interests of the Company in and to the leased premises of the Company located at each of (x) 825 Third Avenue, 27th Floor, New York, New York and (y) 1 Hollow Lane, Suite 316, Lake Success, New York and any other leased premises constituting the chief executive office of the Company or the primary location of the books and records of the Company.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, N.A. in its capacity as issuer of Letters of Credit hereunder, or any other Lender that agrees with the Company and the Administrative Agent to act as an L/C Issuer, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Leases” means, collectively, (a) that certain Lease, dated January 9, 2013, between the Company and Advance Magazine Publishers Inc. with respect to the leased premises located at 825 Third Avenue, New York, New York, and (b) that certain Lease, dated August 15, 2012, between the Company and M. Parisi & Son Construction Co. Inc. with respect to the leased premises located at 1 Hollow Lane, Suite 316, Lake Success, New York.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder (which shall include the Existing Letters of Credit) providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means Dollars, Euro, Sterling, Yen and Swiss Franc, in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of a security interest.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, each Designated Borrower Request and Assumption Agreement, the Notes, each Issuer Document, the Letters of Credit, the Guaranties, the Collateral Documents, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, and all other agreements, Instruments or certificates (a) executed and delivered by the Company or any Subsidiary and governing, evidencing or securing all or any part of any of the Obligations or other liabilities of any of the Loan Parties under this Agreement or any of the other Loan Documents, or (b) otherwise executed and delivered by any of the Loan Parties pursuant to or in connection with this Agreement or any of the other Loan Documents (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Company, each Subsidiary Guarantor and each Designated Borrower.

“London Banking Day” means any day on which dealings in deposits of LIBOR Quoted Currencies are conducted by and between banks in the London interbank eurodollar market.

“Management Group” means, collectively, (a) Ruediger Adolf, (b) Rajini Kodialam, (c) James Shanahan and (d) any other Person that is or may become a member of the management group of the Company (or Permitted Holdco, if applicable).

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of the Facility which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Facility Office by any Governmental Authority.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower, individually, or the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means any Subsidiary of the Company that is a Domestic Subsidiary other than (a) a Regulated Subsidiary or (b) an Immaterial Subsidiary.

“Maturity Date” means the later of (a) the Fifth Anniversary Date and (b) if maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means any period of four consecutive Fiscal Quarters.

“Member” means, with respect to the Company or any Subsidiary of the Company (including any Acquired Party) that is a limited liability company, any “Member” (or any equivalent or comparable holder of Equity Interests) as defined in such Person’s operating agreement.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.17(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition, Involuntary Disposition or Extraordinary Receipt, the aggregate cash or cash equivalents received by any Loan Party or any Subsidiary in respect of such Disposition, Involuntary Disposition or Extraordinary Receipt, net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Company’s good faith estimate of taxes paid or payable (including pursuant to tax sharing arrangements) in connection with such Disposition, Involuntary Disposition or Extraordinary Receipt, if applicable), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition or Extraordinary Receipt, if applicable (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Secured Obligations) which is secured by a Permitted Lien on the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness assumed by the purchaser of such asset) and (iv) cash escrows (until released from escrow to the Company or any of its Subsidiaries) from the sale price for such Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders, or all Lenders or all affected Lenders in a Facility, in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.15(b).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Note” means a Term Note or a Revolving Note, as the context may require.

“Notice Date” has the meaning specified in Section 2.15(b).

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including Attorney Costs, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omnibus Amendment and Reaffirmation” means that certain Omnibus Amendment and Reaffirmation Agreement, dated as of the Closing Date, among each Loan Party and the Administrative Agent.

“Operating Agreement” means (a) the Operating Agreement of the Company, (b) the bylaws of the Company following any conversion to a corporation permitted hereunder or (c) any other equivalent organizational document adopted as a replacement of any of the foregoing, in each case, as amended from time to time pursuant to Section 7.15.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, Instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, and 436 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan but excluding any Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition by the Company or any Subsidiary Guarantor; provided, however, that each of the applicable Permitted Acquisition Conditions or, in the case of an Acquisition consisting solely of an acquisition of a Book of Business, the Permitted Book of Business Acquisition Conditions or, in the case of an Acquisition consisting solely of an acquisition of a Permitted Minority Interest, the Permitted Minority Interest Acquisition Conditions, in each case, with respect to such Acquisition, shall have been, satisfied or waived in writing pursuant to Section 10.01.

“Permitted Acquisition Conditions” means, collectively, in relation to any particular Acquisition (other than an Acquisition consisting solely of an acquisition of a Book of Business or a Permitted Minority Interest):

(a)           both immediately before and immediately after giving effect to such Acquisition, no Default shall be continuing or shall result therefrom, and, after giving effect on a Pro Forma Basis to such Acquisition, the Company shall not be in violation of any of the financial covenants contained in Section 7.10 as of the date of such Acquisition;

(b)           the Acquired Party is in the same or similar line of business as the Company and its Subsidiaries or a related or ancillary business;

(c)           the board of directors or managers and (if required by applicable law) the shareholders or members, or the equivalent thereof, of the business to be acquired has approved such acquisition;

(d)           any newly-created or acquired Subsidiary in connection with such Acquisition shall comply with the requirements of Section 6.14;

(e)           all transactions relating to such Acquisition shall be completed in all material respects in accordance with Law;

(f)            the Administrative Agent shall have received evidence, reasonably satisfactory in form and substance to the Administrative Agent, that all material consents and approvals required to be obtained from any Governmental Authorities in connection with such Acquisition shall have been obtained;

(g)           not less than five (5) Business Days prior to consummation of such Acquisition, the Company shall have delivered to the Administrative Agent:

(i)            (A) reasonably detailed description of such Acquisition true and complete copies of the then most current drafts of the Acquisition Documentation for such Acquisition and all material related documentation, (B) copies of historical financial statements then available to the Company relating to the entities or businesses that are the subject of such Acquisition, and (C) in the event the Acquired Party EBITDA with respect to the proposed Acquisition is in excess of $3,000,000, up-dated financial projections revised to reflect on a Pro Forma Basis such Acquisition; and

(ii)           (A) certificate duly executed by a Responsible Officer of the Company to the effect that each Borrower, individually, and the Company and its Subsidiaries (taken as a whole) will be Solvent upon consummation of such Acquisition (after adding to the financial statements most recently delivered to the Administrative Agent the Acquired Party EBITDA for the most recently completed Measurement Period), (B) a copy of the balance sheet of the Acquired Party and the related statements of income and cash flow (if such cash flow statements are available) for the immediately preceding four (4) Fiscal Quarter or twelve month period for which financial statements are then available, all in reasonable detail, reviewed by a Public Accounting Firm, subject to clause (k) below, in preparation of a due diligence report in form and scope reasonably satisfactory to the Administrative Agent and certified by the Company, (C) evidence reasonably satisfactory to the Administrative Agent that the Acquired Party has a positive EBITDAPC and operating income (subject to adjustment for certain items in the discretion of the Administrative Agent) for the immediately preceding four (4) Fiscal Quarter period (or, in the event that financial statements are not available for the Fiscal Quarter ending immediately prior to such Acquisition, for the four (4) Fiscal Quarter period ending immediately prior to such Fiscal Quarter) and (D) the EBITDAPC calculations, which calculations shall be in form and substance reasonably satisfactory to the Administrative Agent; provided, however, in the event that no historical financial results are available with respect to the Acquired Party, such calculations shall be made with reference to reasonable estimates of such past performance made by the Company based on existing data and other available information, such estimates to be reasonably agreed upon by the Administrative Agent;

(h)           the business to be acquired would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of any of its rights and remedies under this Agreement or any other Loan Document as to which the Administrative Agent or such Lender is not already subject;

(i)            no contingent obligations or liabilities will be incurred or assumed in connection with such Acquisition which could reasonably be expected to have a Material Adverse Effect;

(j)            the total cash portion of the consideration paid or payable in connection with any such Acquisition (excluding the net cash proceeds received by the Company in connection with any equity contribution to the extent made for the purpose of funding such Permitted Acquisition (other than, for the avoidance of doubt, equity contributions in connection with an Equity Cure)) shall not exceed $50,000,000, unless after giving effect on a Pro Forma Basis to such Acquisition, the Consolidated Total Leverage Ratio is less than or equal to 3.50:1.00, in which case there shall be no limit on the cash portion of the consideration;

(k)           in the event the Acquired Party EBITDA with respect to the proposed Acquisition is in excess of $3,000,000, the Company shall deliver to the Administrative Agent evidence, satisfactory to the Administrative Agent, that a Public Accounting Firm has reviewed the financial statements in preparation of its due diligence report of the Acquired Party;

(l)            with respect to any Acquisition consisting in part but not solely of an acquisition of a Book of Business, all Permitted Book of Business Acquisition Conditions (other than the condition set forth in clause (g) of the definition thereof) shall be satisfied or waived in writing pursuant to Section 10.01;

(m)          with respect to any Acquisition consisting in part but not solely of an acquisition of a Permitted Minority Interest, all Permitted Minority Interest Acquisition Conditions shall be satisfied or waived in writing pursuant to Section 10.01; and

(n)           the Company shall deliver to the Administrative Agent (i) at least 2 Business Days prior to the consummation of such Acquisition, a draft of a Compliance Certificate, which certificate shall contain (1) financial information, reasonably satisfactory to the Administrative Agent, showing that after giving effect on a Pro Forma Basis to such Acquisition, the Company shall not be in violation of any of the financial covenants contained in Section 7.10 as of the Covenant Determination Date most recent to the date of such Compliance Certificate, and (2) a statement that no Default is then continuing or will be continuing immediately after giving effect to such Acquisition and (ii) on the date of (but prior to the consummation of) such Acquisition, a signed copy of the Compliance Certificate referred to in clause (i) above.

“Permitted Book of Business Acquisition Conditions” means, collectively, in relation to any particular Acquisition consisting solely of an acquisition of a Book of Business:

(a)           both immediately before and immediately after giving effect to such Acquisition, no Default shall be continuing or shall result therefrom,

(b)           in the event that Acquired Party EBITDA with respect to the proposed Acquisition is in excess of $1,000,000, the Company shall have delivered to the Administrative Agent evidence that, after giving effect on a Pro Forma Basis to such Acquisition, the Company shall not be in violation of any of the financial covenants contained in Section 7.10 as of the date of such Acquisition;

(c)           the Book of Business acquired shall be related or ancillary to the line of business of the Company and its Subsidiaries;

(d)           all transactions relating to such Acquisition shall be completed in all material respects in accordance with Law;

(e)           the Book of Business to be acquired would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of any of its rights and remedies under this Agreement or any other Loan Document as to which the Administrative Agent or such Lender is not already subject;

(f)            no contingent obligations or liabilities will be incurred or assumed in connection with such Acquisition which could reasonably be expected to have a Material Adverse Effect;

(g)           in the event that Acquired Party EBITDA with respect to the proposed Acquisition is in excess of $1,000,000, the Administrative Agent shall have received, no later than 5 days prior to the consummation of such Acquisition, a certificate of a Responsible Officer of the Company setting forth a reasonably detailed description of such Acquisition; and

(h)           the total cash portion of the consideration paid or payable in connection with any such Acquisition (excluding the net cash proceeds received by the Company in connection with any equity contribution to the extent made for the purpose of funding such Permitted Acquisition (other than, for the avoidance of doubt, equity contributions in connection with an Equity Cure)) shall not exceed $50,000,000, unless after giving effect on a Pro Forma Basis to such Acquisition, the Consolidated Total Leverage Ratio is less than or equal to 3.50:1.00, in which case there shall be no limit on the cash portion of the consideration.

“Permitted Cure Securities” means (i) common equity, (ii) Permitted Equity Interests or (iii) other equity of the Company (or Permitted Holdco, if applicable), (A) in the case of clause (iii), on terms and conditions reasonably acceptable to Administrative Agent and (B) in each case, issued for cash to one or more then existing holders of Equity Interests of the Company (or Permitted Holdco, if applicable).

“Permitted Disposition” means any Disposition permitted by the terms of Section 7.5.

“Permitted Equity Interests” means, with respect to any Person, any of the Equity Interests of such Person on account of or with respect to which such Person shall have no obligations at any time prior to one hundred and eighty (180) days after the Maturity Date to (a) declare or pay any dividends on or with respect to any of such Equity Interests, (b) make (except upon liquidation or change of control of such Person) any payments or other distributions on account of any redemption, repurchase, retirement or other acquisition for value of any of such Equity Interests, whether through a Subsidiary of such Person or otherwise (other than de minimis cash payments in connection with conversion of Indebtedness of such Person into Equity Interests of such Person), (c) make (except upon liquidation or change of control of such Person) any return of capital to the holder thereof with respect to any of such Equity Interests, or (d) make (except upon liquidation or change of control of such Person) any other distributions of any kind on account of any of such Equity Interests (other than Permitted Tax Distributions), except, in the case of each of clauses (a), (b), (c) and (d), any payments or distributions in the form of Equity Interests that constitute Permitted Equity Interests of such Person.

“Permitted Holdco” shall mean a corporation organized under the laws of a jurisdiction located in the United States of America and formed in connection with a Public Offering Transaction that, after the consummation of such Public Offering Transaction, which will have an ownership interest in the Equity Interests of the Company.

“Permitted Holdco Distributions” shall mean, after a Public Offering Transaction pursuant to clause (i) of the definition thereof, distributions by the Company to the Permitted Holdco, the proceeds of which shall be used to pay the operating expenses of the Permitted Holdco incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties) which, in each case, are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors or officers of the Company or the Permitted Holdco attributable to the ownership or operations of the Permitted Holdco and its Subsidiaries not covered by insurance.

“Permitted Holders” means, collectively, the Existing Centerbridge Investor Group, the Existing Summit Investor Group, the Existing Polaris Investor Group, directors, officers, employees and other members of management of the Loan Parties, and the Advisor Group and their affiliates.

“Permitted Lien” has the meaning specified in Section 7.01.

“Permitted Minority Interest” means, with respect to a wealth advisory firm, an ownership interest therein not to exceed 50% of the shares of Securities or other Equity Interests in such wealth advisory firm having ordinary voting power for the election of directors or other governing body (other than Securities or interests having such power only by reason of the happening of a contingency).

“Permitted Minority Interest Acquisition Conditions” means, collectively, in relation to any particular Acquisition consisting solely of an acquisition of a Permitted Minority Interest:

(a)           both immediately before and immediately after giving effect to such Acquisition, no Default shall be continuing or shall result therefrom, and, after giving effect on a Pro Forma Basis to such Acquisition, the Company shall not be in violation of any of the financial covenants contained in Section 7.10 as of the date of such Acquisition;

(b)           the Person in which the Permitted Minority Interest is to be acquired shall be related or ancillary to the line of business of the Company and its Subsidiaries;

(c)           all transactions relating to such Acquisition shall be completed in all material respects in accordance with Law;

(d)           the Permitted Minority Interest to be acquired would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of any of its rights and remedies under this Agreement or any other Loan Document as to which the Administrative Agent or such Lender is not already subject;

(e)           no contingent obligations or liabilities will be incurred or assumed in connection with such Acquisition which could reasonably be expected to have a Material Adverse Effect;

(f)            the Administrative Agent shall have received, no later than 5 days prior to the consummation of such Acquisition, a certificate of a Responsible Officer of the Company setting forth a reasonably detailed description of such Acquisition; and

(g)           the aggregate cash Investments in the form of Permitted Minority Interests (excluding the net cash proceeds received by the Company in connection with any equity contribution to the extent made for the purpose of funding such Permitted Acquisition (other than, for the avoidance of doubt, equity contributions in connection with an Equity Cure)) at any time outstanding shall not exceed $20,000,000, unless after giving effect on a Pro Forma Basis to any such Investment, the Consolidated Total Leverage Ratio is less than or equal to 3.50:1.00, in which case there shall be no limit on the cash portion of the consideration.

“Permitted Minority Interest Historical Profits” means, in relation to any Permitted Minority Interest owned by any Loan Party in any wealth advisory firm, subject to the approval of the Administrative Agent, for any Measurement Period during which the Acquisition of such Permitted Minority Interest was consummated, an amount equal to the product of (a) the profits of such wealth advisory firm for such Measurement Period realized prior to the consummation of such Acquisition, solely to the extent such profits were distributed or distributable among such firm’s partners, shareholders or members, pro rata in accordance with each such Person’s ownership percentage of such wealth advisory firm, multiplied by (b) such Loan Party’s ownership percentage of such wealth advisory firm as of the end of such Measurement Period.

“Permitted Minority Interest Profits” means, in relation to any Permitted Minority Interest owned by any Loan Party in any wealth advisory firm, for any Measurement Period, an amount equal to the profits of such wealth advisory firm for such Measurement Period to the extent, without duplication, (a) actually distributed in cash to a Loan Party in such Measurement Period in accordance with such Loan Party’s ownership percentage in such firm or (b) contractually required to be distributed in cash to a Loan Party within 180 days following the end of such Measurement Period in accordance with such Loan Party’s ownership percentage of such wealth advisory firm; provided that, for the avoidance of doubt, Permitted Minority Interest Profits shall not include any Permitted Minority Interest Historical Profits.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancings, refundings, renewals or extensions thereof; provided, however, that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees, costs and expenses reasonably incurred, in connection with such refinancing, and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any Instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or Instrument governing the Indebtedness being refinanced, refunded, renewed or extended.

“Permitted Tax Distributions” shall mean (a) with respect to the Company, the income tax distributions by it to its Members pursuant to the Operating Agreement; provided that, such distributions shall not be made more than forty-five (45) days prior to the date such payments are to be paid by the Company’s Members and (b) after a Public Offering Transaction pursuant to clause (i) of the definition thereof, distributions by the Company to the Permitted Holdco, the proceeds of which shall be used to pay (i) the tax liability for each relevant jurisdiction in respect of consolidated, combined or affiliated returns filed by or on behalf of the Company or the Permitted Holdco, (ii) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Company or the Permitted Holdco and (iii) payments pursuant to the terms of the Tax Receivable Agreements, if applicable.

“Permitted Transfer” means a Disposition described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (m) of Section 7.05.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means that certain Pledge Agreement dated as of January 12, 2012 by and among the Company, each of the Loan Parties from time to time party thereto and the Administrative Agent, as amended by the Omnibus Amendment and Reaffirmation and as further amended, restated supplemented or otherwise modified and in effect from time to time.

“Polaris Portfolio Companies” means, individually or collectively, any portfolio company of the Existing Polaris Investor Group other than the Company and any Subsidiary of the Company (and, if applicable, Permitted Holdco).

“Pro Forma Basis” means: (a) all Indebtedness (whether under this Agreement or otherwise) and any other balance sheet adjustments incurred or made in connection with the Permitted Acquisition shall be deemed to have been incurred or made on the first day of the Measurement Period, (b) all Indebtedness of the Acquired Party acquired or to be acquired in any such Permitted Acquisition which was or will have been repaid in connection with the consummation of the Permitted Acquisition shall be deemed to have been repaid on the first day of the Measurement Period and (c) the applicable Acquired Party EBITDA in connection with such Permitted Acquisition shall be included in such calculation.

“Public Accounting Firm” means (a) other than for purposes of the preparation of audited financial statements required pursuant to Section 6.01, WeiserMazars, LLP and (b) for all purposes, any member of the “Big 4” or any other independent certified public accountant firm of nationally recognized standing reasonably acceptable to the Administrative Agent and the Required Lenders.

“Public Lender” has the meaning specified in Section 6.02.

“Public Offering” means a public offering of the Equity Interests of the Company (or Permitted Holdco, if applicable) pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in place.

“Public Offering Transaction” means (i) the acquisition of Equity Interests of the Company by a Permitted Holdco or (ii) the conversion of the Company to a corporation, each in connection with a Public Offering; provided that, in the case of any transaction pursuant to clause (i) of this definition, (x) all of the Equity Interests of the Company owned by the Permitted Holdco shall be pledged to the Administrative Agent and (y) the Permitted Holdco shall become a Guarantor pursuant to a Guaranty in form and substance reasonably satisfactory to the Administrative Agent.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” of any Person means all of the right, title and interest of such Person in and to any land, improvements and fixtures, including leaseholds.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulatory Net Capital Deficiency” occurs if a Regulated Subsidiary’s Regulatory Net Capital is less than 125% of the highest Early Warning Threshold applicable thereto.

“Regulated Subsidiary” means any Subsidiary of the Company so long as such Subsidiary is (a) a Broker-Dealer Subsidiary or (b) otherwise subject to regulation by any Governmental Authority and for which the incurrence of Indebtedness (including Guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum capital or similar requirement applicable to it, in any case, as set forth in any rule or regulation of such Governmental Authority.

“Regulatory Net Capital” means, for each Regulated Subsidiary, the Regulatory Total Capital adjusted by amounts and calculations that are specified in the applicable laws of the applicable Regulatory Supervising Organizations.

“Regulatory Supervising Organization” means (a) the SEC or (b) any other governmental or regulatory organization, exchange, clearing house or financial regulatory authority of which a Regulated Subsidiary is a member or to whose rules it is subject.

“Regulatory Total Capital” means, for each Regulated Subsidiary, the amount of capital (including qualified subordinated debt which is characterized as equity for regulatory reporting purposes) as calculated pursuant to the rules of, and reported from time to time to, the applicable Regulatory Supervising Organization.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, at least two (2) Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, at any time, at least two (2) Revolving Lenders having Total Revolving Exposures representing more than 50% of the Total Revolving Exposures of all Revolving Lenders. The Total Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Revolving Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Term Lenders” means, at any time, at least two (2) Term Lenders having Total Term Credit Exposures representing more than 50% of the Total Term Credit Exposures of all Term Lenders. The Total Term Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Responsible Officer” means any of the chief executive officer, president, chief financial officer, vice president of finance, treasurer or corporate controller of any Loan Party, or, with respect to any Loan Party, any officer of such Loan Party who is the functional equivalent of any of such officers, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by any Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” means, in relation to the Company and its Subsidiaries: (a) any earn out payment; (b) any payment by the Company or by any of its Subsidiaries to the Permitted Holdco or any other holder of the Equity Interests in the Company; and (c) any declaration or payment by the Company or by any of its Subsidiaries of any dividends or other distributions on account of, or any payment or other distribution by the Company or by any of its Subsidiaries on account of the purchase, repurchase, redemption, retirement or other acquisition for value of, any Equity Interests in the Company.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of all of the Revolving Lenders on the Closing Date shall be $300,000,000.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Revolving Loans or Swing Line Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit C-1.

“RIA” shall mean an independent investment advisor registered with the SEC.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract permitted under Article VI or VII between any Loan Party and any Hedge Bank.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities” means any Equity Interests, bonds, debentures, promissory notes or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or, in general, any Instruments commonly known as “securities”.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit I.

“Security Agreement” means that certain Security Agreement dated as of January 12, 2012 by and among the Company, each of the Loan Parties from time to time party thereto and the Administrative Agent, as amended by the Omnibus Amendment and Reaffirmation and as further amended, restated supplemented or otherwise modified and in effect from time to time.

“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or Instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 23 of the Company Guaranty or the Subsidiary Guaranty).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than Securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” means, collectively, each of the Subsidiaries of the Company that on the Closing Date, or at any time thereafter, shall become a party to and bound by the Subsidiary Guaranty; provided that no Regulated Subsidiary shall be a Subsidiary Guarantor. For purposes of this Agreement and the other Loan Documents, the Company shall not be deemed to be a Subsidiary Guarantor.

“Subsidiary Guaranty” means that certain Subsidiary Guaranty dated as of January 12, 2012, made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, as amended by the Omnibus Amendment and Reaffirmation and as further amended, restated supplemented or otherwise modified and in effect from time to time.

“Subordinated Debt Documents” means, collectively, any documents, agreements or instruments evidencing any Subordinated Indebtedness and the subordination thereof.

“Subordinated Indebtedness” means, collectively, any subordinated unsecured indebtedness permitted under Section 7.03(q) of this Agreement.

“Summit Portfolio Companies” means, individually or collectively, any portfolio company of the Existing Summit Investor Group other than the Company and any Subsidiary of the Company (and, if applicable, the Permitted Holdco).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap

Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Receivable Agreement” means the Tax Receivable Agreements, if any, entered into or to be entered into among the Company, the Permitted Holdco and certain existing, former or future direct or indirect owners of membership interests in the Company providing for certain payments to such owners relating to tax benefits realized by the Permitted Holdco, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Term Commitment of all of the Term Lenders on the Closing Date shall be $100,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-2.

“Threshold Amount” means $6,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and Outstanding Amount of all Term Loans of such Lender at such time.

“Total Revolving Exposure” means, as to any Revolving Lender at any time, the unused Commitments and Revolving Exposure of such Revolving Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations.

“Total Term Credit Exposure” means, as to any Term Lender at any time, the Outstanding Amount of all Term Loans of such Term Lender at such time.

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and (b) the payment of the fees and expenses incurred in connection therewith.

“Transfer Instructions” has the meaning specified in Section 6.16(a).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Designated Borrower” means any Designated Borrower which is a Subsidiary organized under the laws of the United Kingdom.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan to a UK Designated Borrower and is (i) a Lender: (1) which is a bank (as defined for the purpose of section 879 UK ITA) making an advance to such UK Designated Borrower under this Agreement; or (2) in respect of an advance made under this Agreement to such UK Designated Borrower by a person that was a bank (as defined for the purpose of section 879 UK ITA) at the time the advance was made, and which, with respect to (1) and (2) above, is within the charge to United Kingdom corporation tax as regards any payment of interest made in respect of that advance; or (ii) a UK Treaty Lender.

“UK Treaty Lender” means a Lender which: is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest; and does not carry on business in the United Kingdom through a permanent establishment with which that Lender’s participation in respect of a Loan to a UK Designated Borrower is effectively connected; and if a U.S. Lender, is fully entitled to the benefits of the UK/US Treaty (or if not so entitled, would have been so entitled but for its failure to be so fully entitled being attributable to the status of or any action or omission of any UK Designated Borrower or any affiliate thereof or to any relationship between the Lender and any UK Designated Borrower or any affiliate thereof.

“Undistributed Permitted Minority Interest Profits” means, for any Measurement Period, any amount of Permitted Minority Interest Profits included in the calculation of Consolidated EBITDA for the prior Measurement Period not actually distributed to the applicable Loan Party owning such Permitted Minority Interest within 180 days following the end of such prior Measurement Period.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, Instrument or other document (including any Organization Document) shall be construed as referring to such agreement, Instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all interests in and to any and all tangible and intangible assets and properties whether real, personal or mixed, and, including, without limitation, cash, Securities, accounts and contract rights

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           Any reference to a delivery or notice date herein that is not a Business Day shall, unless otherwise specified in this Agreement, be deemed to be the next succeeding Business Day.

1.03        Accounting Terms.

(a)           Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and any effects of FASB ASC 825 on financial liabilities shall be disregarded. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2012 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2012, notwithstanding any modifications or interpretive changes thereto that may occur thereafter, provided, however, that the Company shall include in the relevant financial statements a reconciliation with respect to any such modifications or interpretive changes.

(b)           Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

(c)           The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto

1.06        Additional Alternative Currencies. (A) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that (i) such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (ii) such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(B)          Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Appropriate Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Appropriate Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(C)          Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Appropriate Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Eurocurrency Rate Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the L/C Issuer may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (B) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07        Change of Currency. (A) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(B)          Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(C)          Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Loans.

(a)           Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrowers, in Dollars, on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Term Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided, however, any Term Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Company delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Term Borrowing.

(b)           Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers, in Dollars or in one or more Alternative Currencies, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, (ii) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment, (iii) the aggregate Outstanding Amount of all Loans made to, and all Letters of Credit issued for the account of, one or more Designated Borrowers which are Foreign Subsidiaries, collectively, shall not exceed the Foreign Borrower Sublimit, and (iv) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided, however, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Company delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Borrowing.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which notice may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) the applicable Facility and whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, as the case may be, under such Facility, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)           Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative

Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Loan Notice with respect to a Revolving Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or in any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)           The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than four (4) Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than four (4) Interest Periods in effect in respect of the Revolving Facility.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of any Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Company and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (v) the Total Revolving Outstandings shall not exceed the Revolving Facility, (w) the Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, (x) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, (y) with respect to any Letter of Credit issued for the account of a Designated Borrower that is a Foreign Subsidiary, the aggregate Outstanding Amount of all Revolving Loans made to, and Letters of Credit issued for the account of, all Designated Borrowers which are Foreign Subsidiaries shall not exceed the Foreign Borrower Sublimit and (z) with respect to any Letter of Credit denominated in an Alternative Currency, the Total Revolving Outstandings shall not exceed the Alternative Currency

Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(D)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)           the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)          any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Revolving Lender to eliminate the L/C

Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until a Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or Instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;

(v)           honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)          any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)         any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)        any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(ix)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or Instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any Instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)           Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)           Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.18, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and

December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the applicable Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04        Swing Line Loans.

(a)           The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until a Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.

(a)           Optional.

(i)            Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment delivered by the Company may state that such notice is conditioned upon the consummation of an acquisition or the closing of one or more securities offerings or credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date). Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Company at the time of such prepayment (or in the absence of direction from the Company, in the direct order of maturity). Subject to Section 2.18, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)           The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.

(i)            Dispositions and Involuntary Dispositions . Promptly, and in any event within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of Net Cash Proceeds from a Disposition (other than a Permitted Transfer) or Involuntary Disposition, in each case, in excess of $5,000,000 in any Fiscal Year of the Company, the Borrowers shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, however, that so long as no Event of Default shall have occurred and be continuing, such Net Cash Proceeds received from a Disposition of operating assets (and not current assets) shall not be required to be so applied if, at the election of the Company (as notified by the Company to the Administrative Agent on or prior to the date that is three (3) Business Days after the receipt of such Net Cash Proceeds), and to the extent, such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in like assets (but specifically excluding current assets as classified by GAAP) within one hundred and eighty (180) days after the receipt of such Net Cash

Proceeds, or enters into a binding commitment to make such reinvestment within such one hundred and eighty (180) day period and subsequently makes such reinvestment within one hundred and eighty (180) days after the end of such initial one hundred and eighty (180) day period; provided that any such Net Cash Proceeds that have not been so reinvested shall be immediately applied to prepay the Loans and/or Cash Collateralize the L/C Obligations.

(ii)           Extraordinary Receipts. Promptly (and in any event within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of any one or series of related Extraordinary Receipts in excess of $20,000,000 in the aggregate received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (i) of this Section, the Borrowers shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate principal amount equal to 100% of all Net Cash Proceeds received therefrom; provided, however, that so long as no Event of Default shall have occurred and be continuing, such Extraordinary Receipts shall not be required to be so applied if, at the election of the Company (as notified by the Company to the Administrative Agent on or prior to the date that is three (3) Business Days after the receipt of such Extraordinary Receipts), and to the extent, such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in like assets (but specifically excluding current assets as classified by GAAP) within one hundred and eighty (180) days after the receipt of such Net Cash Proceeds, or enters into a binding commitment to make such reinvestment within such one hundred and eighty (180) day period and subsequently makes such reinvestment within one hundred and eighty (180) days after the end of such initial one hundred and eighty (180) day period; provided that any such Net Cash Proceeds that have not been so reinvested shall be immediately applied to prepay the Loans and/or Cash Collateralize the L/C Obligations.

(iii)          Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrowers shall immediately prepay Revolving Loans, Swing Line Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iii) unless, after the prepayment of the Revolving Loans and Swing Line Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(iv)          Alternative Currencies. If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect

(v)           Equity Cures. In connection with any Equity Cure by the Company, within one Business Day of the Company’s receipt of any net cash proceeds related thereto, the Borrowers shall prepay the Loans in an amount equal to 66% of the amount of such net cash proceeds.

(vi)          Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of Section 2.05(b)(i) through (v) shall be applied, first, to the principal repayment installments of the Term Loan on a pro-rata basis for all such principal repayment installments, including, without limitation, the final principal repayment installment on the Maturity Date and, second, to the Revolving Facility (with no corresponding reduction in Revolving Commitments) in the manner set forth in clause (vii) of Section 2.05(b). Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.

(vii)         Application of Other Payments. Except as otherwise provided in Section 2.15, prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations (in each case, with no corresponding reduction in Revolving Commitments); and, in the case of prepayments of the Revolving Facility required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Company for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

2.06        Termination or Reduction of Commitments.

(a)           Optional. The Company may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or the Foreign Borrower Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Company shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit or (D) the Foreign Borrower Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Revolving Loans to Designated Borrowers that are Foreign Subsidiaries would exceed the Foreign Borrower Sublimit.

(b)           Mandatory. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(c)           Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, the Alternative Currency Sublimit, the Foreign Borrower Sublimit, the Foreign Borrower Sublimit or the Revolving Commitment under this Section 2.06. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07        Repayment of Loans.

(a)           Term Loans. The Borrowers shall repay to the Term Lenders the aggregate principal amount of all initial Term Loans outstanding on each January 25th, April 25, July 25th and October 25th occurring on and after July 25, 2014 and prior to the Maturity Date, in each case, in an amount equal to 1.25% of the initial principal amount of the Term Loans made on the Closing Date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02; provided, however, that (i) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrowers (other than principal repayment installments on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrowers on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

(c)           Revolving Loans. The Borrowers shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(d)           Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date.

2.08        Interest.

(a)           Interest. Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           Default Rate.

(i)            If any amount (including principal of any Loan) payable by any Loan Party is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09        Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)           Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.

(i)            The Company shall pay to each Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the

Company or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. Each Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.

2.11        Evidence of Debt.

(a)           Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to any Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)           Maintenance of Records. In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)           General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Secured Parties Several. The obligations of the Lenders and other Secured Parties hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender or other Secured Party to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender or Secured Party of its corresponding obligation to do so on such date, and no Lender or other Secured Party shall be responsible for the failure of any other Lender or Secured Party to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c). Nothing in this clause (d) shall impair any rights that the Borrowers may have against any non-funding Lender.

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swing Line Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Section 2.09 and 2.03(h) and (i) shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Revolving Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrowers shall be made for the accounts of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrowers shall be made for the accounts of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders

2.13        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14                        Designated Borrower. (a) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Lenders), designate any additional Subsidiary of the Company (other than an Immaterial Subsidiary or a Disregarded Entity) (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Designated Borrower Request and Assumption Agreement”); provided that, with respect to any Foreign Subsidiary, the Lenders must legally be able to make Loans to such Foreign Subsidiary in order for such Foreign Subsidiary to become a Designated Borrower hereunder. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and each Lender shall have (i) received such supporting resolutions, incumbency certificates, opinions of counsel, reasonably satisfactory “know your customer” information and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or such Lender, each in its reasonable discretion, and Notes signed by such new Borrowers to the extent such Lender so requires and (ii) with respect to any Applicant Borrower which is a Foreign Subsidiary, approved, in its sole discretion, the designation of such Applicant Borrower as a Designated Borrower hereunder. Subject to any approval required pursuant to clause (ii) above and the requirements of Sections 3.06(a)(ii) and (iii), if the Administrative Agent and the Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel, “know your customer” information and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(b)                                 The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be joint and several in nature with the Obligations of all other

Designated Borrowers that are Foreign Subsidiaries, provided that to the extent adverse tax consequences would arise from any such joint and several arrangements, such Obligations shall be several in nature. The Company shall guarantee all Obligations of the Designated Borrowers pursuant to the Company Guaranty.

(c)                                  Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, Instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d)                                 The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, no outstanding Letters of Credit issued for the account of such Designated Borrower and no other amounts payable by such Designated Borrower on account of any Loans made to it or Letters of Credit issued for its account, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15                        Extension of Maturity Date.

(a)                                 Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 45 days and not later than 35 days prior to the Fifth Anniversary Date, request that each Lender extend such Lender’s Maturity Date for an additional one or more years from the Fifth Anniversary Date.

(b)                                 Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the Fifth Anniversary Date and not later than the date (the “Notice Date”) that is 20 days prior to the Fifth Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. If the conditions to effectiveness of any extension pursuant to Section 2.15(f) below have been satisfied, the maturity date of any such Non-Extending Lender shall be the Maturity Date in effect immediately prior to any extension thereof pursuant to this Section 2.15. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)                                  Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 15 days prior to the Fifth Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)                                 Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Fifth Anniversary Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e)                                  Minimum Extension Requirement. If (and only if) (i) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders (together with the Commitments of the Extending Lenders, collectively, the “Extension Commitments”) shall be equal to the aggregate amount of the Commitments in effect immediately prior to the Fifth Anniversary Date or (ii) the Extension Commitments equal at least 50% of the aggregate amount of the Commitments in effect immediately prior to the Fifth Anniversary Date, provided, that in the case of any extension pursuant to this clause (ii), (A) if any Letters of Credit are outstanding on such date, all or any part of each Non-Extending Lender’s participation in L/C Obligations shall be reallocated among the Extending Lenders and any Additional Commitment Lenders in accordance with their respective Applicable Percentages (calculated without regard to the Non-Extending Lenders’ Commitments) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation, and (y) such reallocation does not cause the aggregate Revolving Exposure of any Extending Lender or Additional Commitment Lender to exceed the Commitment of such Extending Lender or Additional Commitment Lender, respectively, (B) the Borrowers shall have prepaid the Loans in the amount by which the Outstanding Amount of the Loans as of such date exceeds the aggregate amount of the Extension Commitments and (C) if any Letters of Credit are outstanding on such date, and if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall have Cash Collateralized the L/C Issuers’ Fronting Exposure, then, in the case of clause (i) or (ii), effective as of the Fifth Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one or more years (as specified in the notice provided by the Company pursuant to clause (a) above) after the Fifth Anniversary Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)                                   Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Fifth Anniversary Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Fifth Anniversary Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. In addition, on the Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g)                                  Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16                        Incremental Facilities.

(a)                                 Requests. The Company may, by written notice to Administrative Agent (each, an “Incremental Facility Request”), request increases in the Term Commitments (each, an “Incremental Term Commitment” and the Term Loans thereunder, an “Incremental Term Loan”) and/or increases in the Revolving Loan Commitments (each, an “Incremental Revolving Commitment” and the Revolving Loans thereunder, “Incremental Revolving Loans”; each Incremental Term Commitment and each Incremental Revolving Commitment are each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) in Dollars, in an aggregate amount not to exceed $150,000,000 for all such Incremental Facilities; provided that (x) no commitment of any Lender shall be increased without the consent of such Lender and (y) no Incremental Facility shall require the approval of any existing Lender other than in its capacity, if applicable, as a Lender providing all or part of any Incremental Facility. Such notice shall set forth (i) the amount of the Incremental Term Commitment and/or Incremental Revolving Commitment being requested (which shall be in a minimum amount of $5,000,000 and multiples of $100,000 in excess thereof) and (ii) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which, unless otherwise agreed by Administrative Agent, shall not be less than 10 Business Days nor more than 60 days after the date of such notice).

(b)                                 Allocations. Upon delivery of the applicable Incremental Facility Request, such Incremental Facility shall be offered to all Lenders on a pro rata basis according to the respective outstanding principal amounts of the Loans and Commitments held by each Lender. If the applicable Lenders do not accept the offered Incremental Facility in its entirety on a pro rata basis within five (5) Business Days of such offer, that portion of the Incremental Facility not accepted by the applicable Lenders shall be offered to the applicable Lenders on a non-pro rata basis. If the applicable Lenders do not accept the applicable Incremental Facility in its entirety on a non-pro rata basis within two (2) Business Days after such offer, that portion of the Incremental Facility not accepted by the applicable Lenders may be offered to Eligible Assignees or other financial institutions reasonably acceptable to the Administrative Agent.

(c)                                  Conditions. No Incremental Facility shall become effective under this Section 2.16 unless (i) before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which shall instead be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which shall instead be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.01, and (B) no Default exists and (ii) the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Incremental Effective Date signed by a Responsible Officer of such Loan Party (A) in the case of the Company, certifying as to satisfaction of the foregoing and (B) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase.

(d)                                 Terms. The final maturity date of any Incremental Term Loan shall be no earlier than the Maturity Date of the initial Term Loans and no later than the date which is two years following the Maturity Date of the initial Term Loans. The weighted average life to maturity of any such Incremental Term Loan shall not be shorter than the weighted average life to maturity of the initial Term Loans. The all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding arrangement, structuring, underwriting, advisory and other similar fees paid or payable to the Administrative Agent or the arrangers of such Incremental Term Loan or any of their respective Affiliates) applicable to any Incremental Term Loan shall not be more than 0.50% per annum higher than the corresponding all-in yield (determined on the same basis) applicable to the outstanding Loans, unless the interest rate margin (and the interest rate floor, if applicable) with respect to the outstanding Loans is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Loan and the all-in yield on the then outstanding Loans minus 0.50% per annum. Except with respect to amortization, pricing and final maturity as set forth in this clause (d), any Incremental Term Loan shall be on terms consistent with the initial Term Loans; provided that Incremental Term Loans maturing after the Maturity Date may be subject to terms agreed to by the Lenders providing such Incremental Term Loans that are materially different from the terms of the initial Term Loans so long as such materially different terms are applicable only during periods after the Maturity Date. Any Incremental Revolving Loans shall be on the same terms as, and pursuant to documentation applicable to, the initial Revolving Loans.

(e)                                  Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Company to effectuate the provisions of this Section 2.16(e) (including an update to Schedule 2.01 to reflect any new Incremental Facility), without the consent of any Lenders. From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 2.16 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments.

(f)                                   Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.17                        Cash Collateral.

(a)                                 Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03, and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18                        Defaulting Lenders.

(a)                                 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Company may request (so long as no Default or

Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C)                               With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b)                                 Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications. (i) Each Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)                                  Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Borrower to do so), (y) the Administrative Agent and any Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and any Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or any Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to each applicable Borrower (or the Company on behalf of such Borrower) and the Administrative Agent, at the time or times reasonably requested by each applicable Borrower (or the Company on behalf of such Borrower) or the Administrative Agent, such properly completed and executed documentation reasonably requested by each applicable Borrower (or the Company on behalf of such Borrower) or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by each applicable Borrower (or the Company on behalf of such Borrower) or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by each applicable Borrower (or the Company on behalf of such Borrower) or the Administrative Agent as will enable each applicable Borrower (or the Company on behalf of such Borrower) or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to such Borrower (or the Company on behalf of such Borrower) and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower (or the Company on behalf of such Borrower) or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower (or the Company on behalf of such Borrower) and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower (or the Company on behalf of such Borrower) or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower (or the Company on behalf of such Borrower) and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower (or the Company on behalf of such Borrower) or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower (or the Company on behalf of such Borrower) and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower (or the Company on behalf of such Borrower) or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower (or the Company on behalf of such Borrower) or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA”

shall include any and all amendments made to FATCA after the date of this Agreement and shall not be limited in scope to the amendments contemplated in the definition of FATCA set forth in Section 1.01.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower (or the Company on behalf of such Borrower) and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to a Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g)                                  United Kingdom Withholding. Notwithstanding anything to the contrary set forth in this Section 3.01, no UK Designated Borrower shall be required to pay additional amounts to a Lender pursuant to this Section 3.01 in respect of any Tax that is required by the United Kingdom to be withheld from a payment of interest on a Loan made to such UK Designated Borrower if at the time the payment falls due (i) the relevant Lender is not a UK Qualifying Lender and that Tax would not have been required to be withheld had that Lender been a UK Qualifying Lender unless the reason that that Lender is not a UK Qualifying Lender is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant Governmental Authority; or (ii) the relevant Lender is a UK Treaty Lender and such UK Designated Borrower is able to demonstrate that that Tax is required to be withheld as a result of the failure of the relevant Lender to comply with its obligations under this Section 3.01. Any Lender which is a Lender in respect of a Loan to any UK Designated Borrower and which is not, or ceases to be, a UK Qualifying Lender, for whatever reason, shall promptly notify the Administrative Agent and each UK Designated Borrower. In relation to all payments to be made to a UK Treaty Lender by any UK Designated Borrower, such Lender shall cooperate, to the extent it is able to do so, with such UK Designated Borrower in completing any procedural formalities necessary for such UK Designated Borrower to obtain authorization to make such a payment without a deduction or withholding for or on account of UK Taxes including, to the extent applicable, making and filing an appropriate application for relief under a double taxation agreement. Nothing in this Section 3.01 shall require a UK Treaty Lender to: (a) register under the HMRC DT Treaty Passport scheme; or (b) apply the HMRC DT Treaty Passport Scheme to any Loan if it has so registered. A UK Treaty Lender which holds a passport under the HMRC DT Treaty Passport Scheme and wishes that scheme to apply to this Credit Agreement shall (for the purposes of this Section 3.01(g)) discharge its obligation under this Section 3.01 (with respect to United Kingdom withholding tax only) by providing the relevant Borrower with a notification of its scheme reference number and its jurisdiction of tax residence as soon as practicable (and in any event within a period of 10 days) after becoming a party to this Agreement, unless the provision of such notification is materially disadvantageous to such UK Treaty Lender. Where a UK Treaty Lender provides the notification described above any Borrower whose interest payments could be subject to United Kingdom withholding tax shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement (or, with respect to any Person becoming a Lender after the Closing Date, within 30 days of the date such Person became a Lender hereunder) and shall promptly provide the relevant Lender with a copy of that filing, provided that any failure by a Borrower to file such within such period shall not negate any obligations of the Borrower with regard to the UK tax gross up and indemnity provisions contained in this Section 3.01.(1)

(h)                                 Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02                        Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans (whether denominated in Dollars or an Alternative Currency) whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of a Eurocurrency Rate Loan in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate

(1) Subject to review/final signoff of the Company.

component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

(a)                                 If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits(whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (B) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Appropriate Lenders determine that for any reason Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Appropriate Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars in the amount specified therein.

(b)                                 Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Borrowers and the Appropriate Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (ii) the Administrative Agent or the Appropriate Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

3.04                        Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)                                 Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)                               result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv)                              impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital or Liquidity Requirements. If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary (with reasonable supporting documentation in respect of any such amounts) to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any actual loss, cost or expense (excluding the Applicable Rate) incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c)                                  any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)                                 any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits (excluding the Applicable Rate), any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract; provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any loss, cost or expense incurred more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of such loss or expense and such Lender’s or the L/C Issuer’s intention to claim compensation therefor. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.

(i)                                     If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of such Borrower (or the Company on behalf of such Borrower) such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(ii)                                  If any Lender determines that it cannot make a Loan or other Credit Extension to any Applicant Borrower and, in the reasonable judgment of such Lender, the designation of a different lending office for funding or booking its Loans hereunder or the assignment (in accordance with and subject to the restrictions contained in Section 10.06) of its rights and obligations hereunder to another of its offices, branches or affiliates (i) would eliminate the related restrictions on such Lender’s ability to make such Loan or other credit extension and (ii) would not subject such Lender or its Affiliates to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, then such Lender shall notify the Company and provide a good faith estimate of the reasonable costs and expenses necessary to be incurred by such Lender or L/C Issuer in connection with such designation or assignment; provided that such Lender or L/C Issuer shall, in good faith, select the lending office that minimizes the amount of such costs and expenses. Upon receipt of such notice, the Company may, in its sole discretion, instruct such Lender to proceed with such designation or assignment, provided that the Company shall pay (or cause the applicable Designated Borrower to pay) such estimated costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(iii)                               If any Lender determines that it cannot make a Loan or other Credit Extension to any Applicant Borrower without the imposition of withholding Taxes on amounts payable to or for the account of such Lender, and, in the reasonable judgment of such Lender, the designation of a different lending office for funding or booking its Loans hereunder or the assignment (in accordance with and subject to the restrictions contained in Section 10.06) of its rights and obligations hereunder to another of its offices, branches or affiliates (i) would eliminate or reduce such withholding Taxes and (ii) would not subject such Lender or its Affiliates to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, then such Lender shall notify the Company and provide a good faith estimate of the reasonable costs and expenses necessary to be incurred by such Lender or L/C Issuer in connection with such designation or assignment and the amount of any such withholding Taxes to be incurred; provided that such Lender or L/C Issuer shall, in good faith, select the lending office that minimizes the amount of such costs and expenses and withholding Taxes. Upon receipt of such notice, the Company may, in its sole discretion, instruct such Lender to proceed with such designation or assignment, provided that the Company shall pay (or cause the applicable Designated Borrower to pay) such estimated costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.

3.07                        Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement, the Omnibus Amendment and Reaffirmation and, to the extent applicable, any other Collateral Documents, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii)                                  Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)                                 an amendment to the Operating Agreement of the Company amending Sections 3.07(a)(i) and 5.01 thereof by replacing each reference to the date “March 31, 2018” contained in such sections with a date that is at least 180 days following the Fifth Anniversary Date;

(vi)                              a customary opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties, and, to the extent applicable, an opinion of local counsel, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(vii)                           a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the enforcement against such Loan Party of the Loan Documents to which it is or is to become a party other than actions in connection with perfection of the security interests granted by Loan Parties pursuant to the Collateral Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)                        a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a material adverse change in the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole;

(ix)                              evidence (A) that all insurance maintained by the Company and in effect as of the Closing Date is consistent with the insurance maintained by the Company and its Subsidiaries immediately preceding the Closing Date, and (B) that the Administrative Agent on behalf of the Lenders, has been, pursuant to an endorsement, named as an additional insured or loss payee as the case may be, under all insurance policies required to be maintained with respect to property of any Loan Party constituting Collateral;

(x)                                 a certificate attesting to the Solvency of each Borrower and of the Company and its Subsidiaries, taken as a whole, before and after giving effect to this Agreement and the other Loan Documents, from its chief executive officer or chief financial officer, in form and substance reasonably satisfactory to the Administrative Agent; and

(xi)                              evidence that the obligations under the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated; and

(xii)                           documentary evidence that, as of the Closing Date, no issued and outstanding preferred or other Equity Interests of the Company shall be required to be redeemed or permit any right of redemption prior to the date which is six months following the Maturity Date.

(b)                                 The Administrative Agent shall also have received the following:

(i)                                     stock certificates and other Instruments, if any, representing Pledged Collateral (as defined in the Pledge Agreement) required to be pledged under the Pledge Agreement by the Company and the applicable Subsidiaries of the Company; and

(ii)                                  undated stock powers for each of such stock certificates and other Instruments, if any, each duly executed in blank by a Responsible Officer of the pledgor thereof;

(c)                                  Any other action, including the taking of possession of specific Collateral by the Administrative Agent, or evidence reasonably required by the Administrative Agent to be taken or provided, as the case may be, to create a perfected first priority, subject to Permitted Liens, security interest and Lien in the Collateral required to be provided by the Loan Parties shall have been properly taken or provided, as the case may be, in a manner reasonably satisfactory to the Administrative Agent.

(d)                                 Any accrued, reasonable and documented fees under the Fee Letters and any other fees and expenses of the Administrative Agent, the Arrangers and the Lenders (including the

Attorney Costs of Bingham McCutchen LLP), in each case, required to be paid on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each Instrument or document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any Instrument or document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which shall instead be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which shall instead be true and correct) as of such earlier date.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  After giving effect to such Credit Extension and any related transactions permitted under this Agreement occurring simultaneously with such Credit Extension, collectively, on a pro forma basis, the Company shall not be in violation of any of the financial covenants contained in Section 7.10 as of the date of such Credit Extension.

(d)                                 The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e)                                  If the applicable Borrower is a Designated Borrower, then (i) the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent and the Lenders and (ii) subject to the mitigation obligation of each Lender set forth in Section 3.06(a)(ii), no law, regulation, order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, such Lender’s making of the requested Loan or participation in or issuance or extension of the requested Letter of Credit.

(f)                                   In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Appropriate Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is qualified to do business and is in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) is in compliance with all Law; except, in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to become a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payments to be made under (i) any Contractual Obligations (other than any of the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03                        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which such Loan Party is or is to become a Loan Party, except for (i) actions in connection with perfection of the security interests granted by Loan Parties pursuant to the Collateral Documents, (ii) those obtained or made on or prior to the Closing Date and (iii) those the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04                        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP throughout the period covered thereby; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP throughout the period covered thereby; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(b)                                 Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)                                  The consolidated forecasted balance sheets and consolidated and consolidating statements of operations and cash flows of the Company and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in all material respects in light of the conditions existing at the time of delivery of such forecasts (it being understood that actual results may vary from such forecasts and that such variations may be material), and represented, at the time of delivery, the Company’s good faith estimate of its future financial condition and performance.

5.06                        Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or its Subsidiaries or against any of their properties or revenues that (a) purport to prohibit the execution, delivery or performance of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligations that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of any of the transactions contemplated by this Agreement or any of the other Loan Documents.

5.08                        Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09                        Environmental Compliance. Except as specifically disclosed in Schedule 5.09, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent any such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                        Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies who are not Affiliates of the Company under insurance policies of such types and in such amounts (after giving effect to any self-insurance consistent with the following standards), with such deductibles and covering such risks as are customarily carried by companies of comparable size engaged in the same or similar businesses and owning similar properties in localities where the Company and its Subsidiaries conduct business.

5.11        Taxes. The Company and its Subsidiaries have filed all foreign, federal, state and other material Tax returns and reports required to be filed, and have paid all foreign, federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) where the failure to file or pay could not reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Company or its Subsidiaries that would, if made, have a Material Adverse Effect. As of the Closing Date, neither any Loan Party nor any Subsidiary thereof is a party to any tax sharing agreement.

5.12        ERISA Compliance.

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, other than any such non-compliance which could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status if such loss could reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as could not reasonably be expected to result in liability of the Company in an amount in excess of the Threshold Amount: (i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; and (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(d)           As of the date of this Agreement, neither the Company nor any ERISA Affiliate maintains or contributes to or has any unsatisfied obligation to contribute to, or liability under, any Pension Plan or Multiemployer Plan.

5.13        Margin Regulations; Investment Company Act.

(a)           No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation T, U or X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14        Compliance with Laws. The Company and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.15        Solvency. After giving effect to the transaction contemplated hereby, each Borrower is, individually, and the Company and its Subsidiaries are, taken as a whole, Solvent.

5.16        Corporate Structure; Etc. Schedule 5.16 identifies, as of the Closing Date, each Subsidiary of the Company and, with respect to the Company and its Subsidiaries as of the Closing Date (i) the State or other jurisdiction of organization of each such Person, (ii) the number of authorized and outstanding shares of each class of Equity Interests in each such Person, and (iii) with respect to each Subsidiary of the Company, (A) each Person which owns or Controls (whether legally or beneficially) any of the Equity Interests in each such Subsidiary, and (B) the number of shares or units of each class or kind of Equity Interests so owned or Controlled by each such Person.

5.17        Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company and each Designated Borrower that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on Schedule 10.02.

5.18        Intellectual Property; Licenses, Etc. The Company and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its businesses. To the knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Persons, except for such infringements that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19        Rights in Collateral, Etc.

(a)           The Company and other Loan Parties has rights in the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties, except Liens permitted by Section 7.01.

(b)           Upon the proper filing of UCC financing statements, and the taking of the other actions required by the Administrative Agent or as set forth in the Collateral Documents, the Liens granted pursuant to the Collateral Documents will constitute valid and perfected Liens in the Collateral in favor of the Administrative Agent, for the ratable benefit of the Administrative Agent, the Lenders and the other Secured Parties.

5.20        Deposit Accounts, Etc. Schedule 5.20 identifies each of the Deposit Accounts and other similar accounts of every kind maintained by the Company or any of its Subsidiaries on or as of the Closing Date with any bank or other financial institution or with any mutual fund, securities broker, investment banking firm or other Person (collectively, “Existing Deposit Accounts”). Schedule 5.20 sets forth the accurate: (i) account number of each Existing Deposit Account, (ii) name or other designation of each Existing Deposit Account; and (ii) name and address of the institution or other Person with which each such Existing Deposit Account is maintained.

5.21        Disclosure. The Company has disclosed to the Administrative Agent and the Lenders all agreements, Instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other facts known to it, that, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect. No report, financial statement, certificate or other written information (taken as a whole to the extent appropriate, excluding any general economic information) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole to the extent appropriate), in the light of the circumstances under which they were made, not materially misleading; provided, however, that, with respect to projected financial information, (a) the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared, and (b) each of the Lenders and the Administrative Agent recognizes that such projections are subject to significant uncertainties and contingencies, any of which are beyond the control of the Company and its Subsidiaries, and that no assurance can be given that any particular projection will be realized.

5.22        Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a)           Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)           The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)           There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign

Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)           The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.23        Material Subsidiaries. Schedule 5.23 sets forth, as of the Closing Date, each Material Domestic Subsidiary.

5.24        Regulated Subsidiaries. Schedule 5.24 sets forth, as of the Closing Date, each Regulated Subsidiary. Each Regulated Subsidiary that is (i) a Broker-Dealer Subsidiary has been duly registered with the SEC as a registered broker dealer and is a member of FINRA, which is such Regulated Subsidiary’s designated examination authority, (ii) a registered investment advisor has been duly registered with the SEC as a registered investment advisor, and (iii) organized under the laws of the United Kingdom has been duly registered with the Financial Conduct Authority.

5.25        OFAC. No Loan Party, nor any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers, the Administrative Agent, the L/C Issuer or the Swing Line Lender) of Sanctions.

5.26        Anti-Corruption Laws. Since five (5) years prior to the date hereof, there has been no action taken by the Company or any of its Subsidiaries or any officer, director, or employee, or any agent, representative, sales intermediary, or other third party of the Company or any of its Subsidiaries, in each case, acting on behalf of any Loan Party or any of its Subsidiaries in violation of any applicable Anti-Corruption Law.

5.27        Subordinated Indebtedness. There is no Subordinated Indebtedness of the Company or any of its Subsidiaries outstanding as of the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, the Company shall, and shall (except in the case of the covenants set forth in Section 6.01, 6.02, and 6.03) cause each of its Subsidiaries, to:

6.01        Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and Required Lenders:

(a)           as soon as available, but in any event within one hundred and twenty (120) days after the end of each Fiscal Year of the Company (or, if earlier, 10 days after the date required to be filed with the SEC) (commencing with the Fiscal Year ended December 31, 2013), (i) consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, in each case, in reasonable detail and prepared in accordance with GAAP, except as otherwise approved by the Administrative Agent in writing, such consolidated statements to be audited and accompanied by a report and opinion of a Public Accounting Firm, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for any such qualification pertaining to one or more debt maturities occurring within 15 months of the date of the relevant audit opinion), and (ii) unaudited consolidating statement of income or operations for such Fiscal Year, in reasonable detail and prepared in accordance with GAAP, except as otherwise approved by the Administrative Agent in writing, setting forth, in each of clause (i) and (ii) herein, a comparison to the Company’s budget delivered to the Administrative Agent pursuant to Section 6.01(c) (the “Budget”) for each Fiscal Year of the Company (commencing with the Fiscal Year ending December 31, 2013), and such consolidating statement of income or operations to be certified by a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries;

(b)           as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year of the Company (or, if earlier, 10 days after the date required to be filed with the SEC) (commencing with the Fiscal Quarter ended December 31, 2013), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter, the related consolidated (and with respect to statements of income or operations, consolidating) statements of income or operations, shareholders’ equity, cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the portion of the Company’s Fiscal Year then ended, in each case, compared to the Budget (commencing with the Fiscal Quarter ending December 31, 2013), all in reasonable detail, such consolidated and consolidating statements to be certified by a Responsible Officer of the Company fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, except as otherwise approved by the Administrative Agent in writing, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)           as soon as available, but in any event not later than February 15 of each Fiscal Year of the Company, an annual budget and forecast prepared by the senior management of the Company, and approved by the board of directors or managers of the Company, in form and detail reasonably satisfactory to the Administrative Agent and Required Lenders, of consolidated balance sheet, statement of income or operations and statement of cash flows and consolidating statement of income or operations of the Company and its Subsidiaries for the next Fiscal Year, such annual budget and forecast to be on a quarterly basis.

Notwithstanding anything to the contrary contained in subsections (b) or (c) above, the Company shall not be required to certify the financial results of any Subsidiary acquired pursuant to a Permitted Acquisition in the event that such Permitted Acquisition occurred less than forty-five (45) days prior to the date of such financial statements.

6.02        Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b)           concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), a written report setting forth in detail reasonably satisfactory to the Administrative Agent the most up-to-date information then available to the Company relating to all material intellectual property owned by the Company or any of its Subsidiaries as of the last day of the last Fiscal Quarter, which has been registered or for which applications for registration of any patents, trademarks or copyrights have been filed by any of the Loan Parties with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports or management letters submitted to the board of directors or managers (or the audit committee of the board of directors or managers) of the Company by independent accountants in connection with the accounts or books of the Company or any of its Subsidiaries, or any audit of any of them;

(d)           promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly, and in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, other than normal reviews by the SEC, The Financial Industry Regulatory Authority and Financial Services Authority (or comparable agency in any applicable non-U.S. jurisdiction), in each case, in the ordinary course of business so long as neither any such review nor any notice or other correspondence in connection therewith contains any warning from such authority or agency;

(f)            concurrently with the delivery of the financial statements referred to in Section 6.01(b), a detailed report of any material change in accounting policies or financial reporting practices by the Company or any its Subsidiaries; and

(g)           promptly, such additional information regarding the business, financial or corporate affairs of the Company and each of its Subsidiaries, or compliance with the terms of any of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents with the SEC, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its reasonable request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the

Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) the Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03        Notices. Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any event, condition or matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           of any of the following events: (i) any material breach or non-performance of, or any material default under, any material Contractual Obligation of the Company or any of its Subsidiaries; (ii) any material dispute, litigation, investigation or proceeding between the Company or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material adverse development in, any material litigation or proceeding affecting the Company or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(d)           of the occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect;

(e)           in reasonable detail, (i) of any Lien made or asserted against any of its Collateral (except for Liens from time to time permitted by the Loan Documents to attach to such Collateral), (ii) of any material change outside of the ordinary course of business in the composition of its Collateral, (iii) of the occurrence of any other event which would have a material adverse effect on the aggregate value of its Collateral or on the security interests created by it hereunder, and (iv) any other matters relating to its Collateral that the Administrative Agent may from time to time reasonably request in writing;

(f)            of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, including any determination by the Company referred to in Section 2.10(b); and

(g)           of any dispute, litigation, investigation or proceeding (or related series thereof) between the Company or any of its Subsidiaries and any other Person to the extent such dispute, litigation, investigation or proceeding (or related series thereof) could reasonably be expected to result in a final judgment or order for the payment of money by the Company or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence, event, condition or matter referred to therein and stating what action the Company has taken or proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or any of the other Loan Documents that have been breached

6.04        Payment of Obligations. Pay and discharge as the same shall become due and payable, all of its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its assets and (b) all lawful claims which, if unpaid, would by law become a Lien upon any material portion of its property, unless, in each case, such liabilities and obligations are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company and its Subsidiaries with respect thereto.

6.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except as and to the limited extent otherwise expressly permitted by Section 7.4 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business, and (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance. Maintain with financially sound and reputable insurance companies who are not Affiliates of the Company insurance policies with respect to its properties and business insuring against loss or damage of the kinds customarily insured against by Persons of comparable size and engaged in the same or similar business and of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing (where applicable) for not less than thirty (30) days’ (or, in the case of non-payment of premiums, ten (10) days’) prior written notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08        Compliance with Laws. Comply in all material respects with the requirements of all Law and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records. (a) Maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and liabilities of the Company and its Subsidiaries, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or any of its Subsidiaries.

6.10        Inspection Rights. Permit representatives and independent contractors of the Administrative Agent, twice each year, to visit and inspect any of its properties, examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice of not less than 10 Business Days to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours, without advance notice and as often as the Administrative Agent or such Lender may deem necessary in its sole discretion.

6.11        Use of Proceeds. Use the proceeds of each of the Credit Extensions (a) to refinance the obligations under the Existing Credit Agreement, (b) to pay fees and expenses incurred in connection therewith, (c) to finance Permitted Acquisitions (including any Credit Extension made to finance the deferred portion of the purchase price payable on a date other than the date of such Permitted Acquisition) and (d) for general corporate purposes not in contravention of any Law or any Loan Document.

6.12        Collateral Records. Execute and deliver promptly, and cause each other Loan Party to execute and deliver promptly, to the Administrative Agent from time to time, solely for the Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Administrative Agent may reasonably require designating, identifying or describing the Accounts, Inventory and other Collateral. The failure by the Company or any other Loan Party, however, to promptly give the Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit any of the Liens on the Collateral granted pursuant to the Collateral Documents.

6.13        Security Interests. Except as and to the limited extent otherwise expressly provided by the Collateral Documents, to, and to cause each other Loan Party to, (a) defend the Collateral against all claims and demands of all Persons at any time claiming all or any material portion of the same or any material interest therein, (b) comply with the requirements of all state and federal laws in order to grant to the Administrative Agent and the Lenders valid and perfected first-priority security interests in the Collateral (subject to Liens permitted by Section 7.01), with perfection, in the case of any investment property, deposit account (except as otherwise provided in Section 7.12) or letter of credit, being effected by giving the Administrative Agent, in compliance with the terms of this Agreement and the Collateral Documents, control of such investment property or deposit account or letter of credit, and (c) do whatever the Administrative Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including assisting the Administrative Agent from time to time, upon its reasonable request therefor, with preparing notices of Liens for filing, UCC financing statements or fixture filings and amendments; cooperating with the Administrative Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees with respect to locations at which any of the books and records of the Company and its Subsidiaries is located (provided, that the Company shall only be required to use commercially reasonable efforts to obtain a Landlord Waiver with respect to the real property interests of the Company in and to the lease premises located at each of (x) 825 Third Avenue, 27th Floor, New York, New York and (y) 1 Hollow Lane, Suite 316, Lake Success, New York), and, paying claims which might, if unpaid, become a Lien on any material portion of the Collateral. The Administrative Agent is hereby irrevocably authorized by the Borrowers to file any UCC financing statements covering the Collateral whether or not signatures of any Borrower appear thereon; and each of the Borrowers hereby ratifies its authorization for the Administrative Agent to have filed in any UCC jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof.

6.14        Identification of Subsidiaries; Provision of Collateral.

(a)           If and whenever any direct or indirect Subsidiary of the Company shall be created, formed or acquired by the Company or any of its Subsidiaries at any time after the Closing Date:

(i)            immediately (or, in the case of any newly created or formed Subsidiary, within 30 days of such creation or formation so long as such Subsidiary has no assets, liabilities, operations and is otherwise in active during such period) furnish to the Administrative Agent a written notice identifying such Subsidiary and setting forth with respect to such Subsidiary all of the following information: (A) the State or other jurisdiction of organization of each such Person; (B) the number of authorized and outstanding shares or other units of each class of Equity Interests in each such Person; (C) with respect to each Subsidiary of the Company, (1) each Person which owns or controls (whether legally or beneficially) any of the Equity Interests of each such Subsidiary, and (2) the number of shares or units of each class or kind of Equity Interests so owned or controlled by each such Person and (D) a representation of whether or not such Subsidiary constitutes a “Material Domestic Subsidiary”; and

(ii)           comply with, and cause such Subsidiary to comply with, the applicable terms of paragraph (b) of this Section 6.14.

(b)           Promptly (and in any event within five (5) days) after the consummation of any Acquisition or the creation, formation or acquisition of any new Subsidiary of the Company:

(i)            in the case of any acquisition of Equity Interests of any such Subsidiary by the Company or any of its Subsidiaries, whether in connection with the creation, formation or acquisition of a Subsidiary or otherwise: (A) deliver or cause to be delivered to the Administrative Agent in pledge all of the certificates, if any, representing such Equity Interests, such Equity Interests to be held by the Administrative Agent in pledge in accordance with the terms of the Pledge Agreement and (B) to the extent such Subsidiary is a Material Domestic Subsidiary, cause such Material Domestic Subsidiary to execute and deliver to the Administrative Agent (1) joinder agreements in form and substance reasonably satisfactory to the Administrative Agent pursuant to the terms of which such Material Domestic Subsidiary shall become a party to and bound by the Subsidiary Guaranty, the Security Agreement, an Intellectual Property Security Agreement (if applicable), and the Pledge Agreement, the effect of which shall be that, as of the date set forth in such joinder agreements, such Material Domestic Subsidiary shall become a party to each such Instrument and be bound by the terms thereof, and (2) such UCC financing statements and other Security Instruments as shall be reasonably required by the Administrative Agent to perfect the security interests and Liens in Collateral being pledged and granted by such Material Domestic Subsidiary pursuant to the Security Agreement and the other Collateral Documents; and

(ii)           in each such case, provide to the Administrative Agent all such other documentation, Organization Documents and resolutions as the Administrative Agent shall reasonably deem necessary in connection with such Acquisition or the creation, formation or acquisition of such Subsidiary and (if reasonably requested by the Administrative Agent) legal opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)           With respect to any material personal property or Real Property acquired at any time after the Closing Date by the Company or any other Loan Party (other than any property subject to a Lien expressly permitted by Section 7.01 as to which the Administrative Agent does not have a perfected Lien), the Company shall, or shall cause the applicable Loan Party to, promptly (i) execute and deliver (or otherwise cause to be executed and delivered) to the Administrative Agent such amendments to the Collateral Documents or such other Security Instruments as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent a perfected first-priority security interest in such property, (ii) take all action necessary to grant to the Administrative Agent a perfected first-priority security interest in such property, including, without limitation, assisting with the preparation of UCC financing statements and other Security Instruments as may be required by the Collateral Documents or by Law or as may be reasonably requested by the Administrative Agent and (iii) with respect to any Real Property so acquired, deliver to the Administrative Agent (A) standard flood hazard determination forms and, (B) if any property is located in a special flood hazard area, (1) notices to (and confirmations of receipt by) the Company as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (2) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

(d)           If and whenever the Permitted Holdco is created or formed pursuant to a Public Offering Transaction, promptly (and in any event within five (5) days) after the creation or formation of the Permitted Holdco:

(i)            (A) deliver or cause to be delivered to the Administrative Agent in pledge all of the certificates, if any, representing all of the Equity Interests of the Company held by the Permitted Holdco, such Equity Interests to be held by the Administrative Agent in pledge in accordance with the terms of the Pledge Agreement and (B) cause the Permitted Holdco to execute and deliver to the Administrative Agent (1) a guaranty in form and substance reasonably satisfactory to the Administrative Agent upon the terms of which the Permitted Holdco shall guaranty all Secured Obligations of the Loan Parties under the Loan Documents, (2) joinder agreements in form and substance reasonably satisfactory to the Administrative Agent pursuant to the terms of which the Permitted Holdco shall become a party to and bound by the Security Agreement, the Pledge Agreement and, if applicable, an Intellectual Property Security Agreement, the effect of which shall be that, as of the date set forth in such joinder agreements, the Permitted Holdco shall become a party to each such Instrument and be bound by the terms thereof, and (3) such UCC financing statements and other Security Instruments as shall be reasonably required by the Administrative Agent to perfect the security interests and Liens in Collateral being pledged and granted by the Permitted Holdco pursuant to the Security Agreement and the other Collateral Documents; and

(ii)           provide to the Administrative Agent all such other documentation, Organization Documents and resolutions as the Administrative Agent shall reasonably deem necessary in connection with the creation or formation of the Permitted Holdco and (if reasonably requested by the Administrative Agent) legal opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(e)           Promptly (and in any event within five (5) days) after the consummation of any Permitted Minority Interest Acquisition:

(i)            deliver or cause to be delivered to the Administrative Agent in pledge all of the certificates, if any, representing the Equity Interests in respect of such Permitted Minority Interest, such Equity Interests to be held by the Administrative Agent in pledge in accordance with the terms of the Pledge Agreement; and

(ii)           in each such case, provide to the Administrative Agent all such other documentation, Organization Documents and resolutions as the Administrative Agent shall reasonably deem necessary in connection with such Permitted Minority Interest, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, (i) in no event shall the stock of any Foreign Subsidiary (other than 65% of the total outstanding voting Equity Interests in any first-tier Foreign Subsidiary) be required to be pledged, (ii) no Foreign Subsidiary shall be required to take the actions specified in subsections (b) and (c) above, (iii) no Subsidiary which constitutes an Immaterial Subsidiary shall be required to take the actions specified in subsections (b) and (c) above so long as such Subsidiary remains an Immaterial Subsidiary, (iv) no Regulated Subsidiary shall be required to take the actions specified in subsections (b) and (c) above, (v) in no event shall the provisions of clause (e) above be required to be complied with to the extent compliance with such clause requires the consent of a third party which consent has not been granted, provided that the Loan Parties shall use commercially reasonable efforts to obtain any such consent, and (v) no Disregarded Entity shall be required to take the actions specified in subsections (b)(i) and (c) above other than the execution of a joinder agreement upon the terms of which it shall become a party to and bound by the Pledge Agreement as a “Pledgor” thereunder; provided that such Disregarded Entity shall not be required to pledge the stock of any Foreign Subsidiary to the extent it would result in the violation of the limitations set forth above in clause (i) of this paragraph for U.S. federal income tax purposes.

6.15        Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.16        Custodial Accounts.

(a)           With respect to any Custodial Account existing as of the Closing Date (a) maintained by or in respect of a Subsidiary of the Company acquired or formed during the 90-day period ending on the Closing Date and (b) the balance of which at any time exceeds $5,000,000, to the extent that, as of the Closing Date, there is not in place an automatic sweep of, or standing electronic funds transfer instructions reasonably satisfactory to the Administrative Agent (“Transfer Instructions”) in respect of, amounts maintained in such Custodial Account to the applicable Control Account maintained in the name of the Company or its applicable Subsidiary (other than a Regulated Subsidiary) at Bank of America (each, a “Bank of America Account”), as soon as possible but, in any event, within 120 days (or such later time as agreed by the Administrative Agent) of the Closing Date (or, with respect to Custodial Accounts of Subsidiaries of the Company acquired or formed after the Closing Date, as soon as possible but, in any event, within 120 days (or such later time as agreed by the Administrative Agent) of the acquisition or formation of such Subsidiary by the Company) to or to cause its applicable Subsidiary to enter into an agreement with the custodian of such Custodial Account to provide for Transfer Instructions to a Bank of America Account (with the Company or each such applicable Subsidiary permitted to maintain (i) up to $300,000 in each such Custodial Account for proper business purposes or (ii) an amount in excess of $300,000 as the Company or the applicable Subsidiary, in good faith, may deem necessary to be temporarily maintained in such Custodial Account for a period not to exceed ten (10) Business Days for purposes of addressing client obligations).

(b)           With respect to any amounts in any Custodial Account not subject to Transfer Instructions to a Bank of America Account, to use commercially reasonable efforts to transfer or cause any applicable Subsidiary to transfer any amounts due and owing to such applicable Subsidiary deposited in such Custodial Account to a Bank of America Account, in each case, as soon as possible, but in any event, within 10 business days of payment by the applicable custodian to any Subsidiary on behalf of such Subsidiary’s customers (with the Company or each such applicable Subsidiary permitted to maintain (i) up to $300,000 in each such Custodial Account for proper business purposes or (ii) an amount in excess of $300,000 as the Company or the applicable Subsidiary, in good faith, may deem necessary to be temporarily maintained in such Custodial Account for a period not to exceed ten (10) Business Days for purposes of addressing client obligations).

Notwithstanding the foregoing, at no time shall the amount maintained in Custodial Accounts not subject to Transfer Instructions to a Bank of America Account exceed $20,000,000 in the aggregate.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly:

7.01        Liens. Create, incur, assume or suffer to exist any Liens upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for each of the following (collectively, the “Permitted Liens”):

(a)           Liens under any of the Loan Documents;

(b)           Liens existing on the Closing Date and identified and described in Schedule 7.01, and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, except as permitted by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens of banks, and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Liens imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, and (B) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(j)            Liens securing Indebtedness of the Borrowers or any Subsidiary Guarantors assumed in connection with any Permitted Acquisition; provided, however, that (i) such Liens exist at the time of the completion of such Permitted Acquisition and were not created in anticipation thereof; (ii) such Liens do not at any time encumber any property other than the property that is the subject of such Permitted Acquisition, together with the proceeds thereof; and (iii) the Indebtedness secured thereby is permitted under Section 7.03(f);

(k)           any interest or title of a licensor under any license permitted by this Agreement;

(l)            any consensual landlord lien (a) granted in lease agreements existing as of the Closing Date, but not including any renewal thereof or any new or replacement lease entered into after the Closing Date or (b) assumed in connection with any Permitted Acquisition so long as such Lien existed at the time of the completion of such Permitted Acquisition and was not created in anticipation thereof;

(m)          Liens on the assets of any Regulated Subsidiary incurred by such Regulated Subsidiary in the ordinary course of its brokerage business to finance the carrying of securities and other investment positions; and

(n)           other Liens securing other Indebtedness not exceeding $20,000,000 at any time.

7.02        Investments. Make any Investments, except:

(a)           Investments held by the Company or any of its Subsidiaries in the form of cash, cash equivalents or short-term marketable debt securities;

(b)           advances to managers, directors, officers or employees of the Company or any of its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments (i) of the Company in any Subsidiary Guarantors and Investments of any Subsidiaries of the Company in the Company or in any Subsidiary Guarantors and (ii) of the

Company or any Subsidiary Guarantor in a Person that shall become a Subsidiary Guarantor in connection with such Investment (other than as a result of a Permitted Acquisition, which shall be governed solely by clauses (f) and (i) below) so long as in connection therewith, the Loan Parties shall have complied with Sections 6.12 and 6.14;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 7.03;

(f)            Permitted Acquisitions;

(g)           Investments consisting of notes and other non-cash consideration received pursuant to a Disposition permitted by Section 7.05; provided that any notes received shall be pledged to the Administrative Agent pursuant to the Collateral Documents;

(h)           Investments constituting Indebtedness permitted under Sections 7.03(d), 7.03(g) and 7.03(h);

(i)            Investments by the Company or any other Loan Party in a Regulated Subsidiary solely to the extent and in such amounts necessary to avoid a Regulatory Net Capital Deficiency;

(j)            in the case of any Regulated Subsidiaries, Investments entered into or made in the ordinary course of business in accordance with normal practice;

(k)           other Investments (including, for the avoidance of doubt, loans by the Company or any Subsidiary Guarantor to an RIA) by the Company or any Subsidiary Guarantors not otherwise permitted by any of the other clauses of this Section 7.02; provided, however, that the aggregate amount at any time outstanding (determined for the Company and its Subsidiaries on a consolidated basis) of all of the Investments made after the Closing Date pursuant to this clause (k) (in each case, valued as of the initial date of such Investment net of any returns realized on such Investment following such date) shall not at any time exceed $20,000,000 plus the Additional Available Amount, provided further that no Event of Default shall be continuing or shall result therefrom;

(l)            Investments by the Company or any Subsidiary Guarantor consisting of the purchase of call options to purchase RIAs the aggregate amount of which shall not exceed $20,000,000 at any time outstanding, provided that (i) to the extent any Loan Party acquires any RIA pursuant to a call option purchased by a Loan Party in accordance with this Section 7.02(l), the initial purchase price of such call option shall no longer be included in the $20,000,000 limit set forth above and (ii) prior to exercising the option to purchase any RIA, the balance sheet and income statement of such RIA shall be included in the consolidated financial statements of the Company if required by GAAP, but excluded from the calculation of the covenants set forth in Section 7.10 hereof; and

(m)          Investments listed on Schedule 7.02 attached hereto.

7.03        Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under any of the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and identified and described in Schedule 7.03 and any Permitted Refinancings thereof;

(c)           Guarantees by the Company or any of the Subsidiary Guarantors in respect of any Indebtedness of the Company or any of the Subsidiary Guarantors otherwise permitted hereunder;

(d)           obligations (contingent or otherwise) of the Company or any of the Subsidiary Guarantors existing or arising under any Swap Contract; provided, however, that with respect to any Swap Contract, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, currency exchange, investments, assets or property held or reasonably anticipated by such Person, and not for purposes of speculation or taking a “market view”, and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           Indebtedness of the Company or any of the Subsidiary Guarantors in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for Capital Assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancings thereof; provided, however, that the aggregate amount (determined for the Borrowers and the Subsidiary Guarantors on a consolidated basis) of all such Indebtedness at any one time outstanding shall not exceed $7,500,000;

(f)            Indebtedness of any Borrower or any Subsidiary Guarantor assumed in connection with any Permitted Acquisition and any Permitted Refinancings thereof; provided, however, that (i) such Indebtedness existed at the time of the completion of such Permitted Acquisition and was not incurred or created in anticipation of such Permitted Acquisition, and (ii) the aggregate amount (determined for the Company and its Subsidiaries on a consolidated basis) of all of the Indebtedness so assumed after the Closing Date shall not exceed $20,000,000 at any time outstanding;

(g)           (i) intercompany Indebtedness between the Company and any Subsidiary Guarantor, provided that (A) all such loans are evidenced by an intercompany note or notes, (B) such notes are in form and substance reasonably satisfactory to the Administrative Agent and (C) such notes are pledged and delivered to the Administrative Agent as Collateral and (ii) Indebtedness of any Regulated Subsidiary to the Company or any Subsidiary Guarantor to the extent that such Indebtedness constitutes an Investment permitted under Section 7.02(i);

(h)           Indebtedness of the Company or any of the Subsidiary Guarantors consisting of endorsements for collection, deposit or negotiation, in each case incurred in the ordinary course of business;

(i)            Indebtedness of the Company or any of the Subsidiary Guarantors in connection with the financing of its insurance premiums;

(j)            Indebtedness of the Company or any of the Subsidiary Guarantors consisting of earn out payments;

(k)           Indebtedness referred to in clause (e) of the definition of “Indebtedness” contained in Section 1.01 to the extent such Indebtedness is secured by a Lien permitted under Section 7.01;

(l)            Indebtedness owed to a seller as part of the purchase price in connection with a Permitted Acquisition that relates to (i) the customary post-closing adjustments with respect to accounts receivable, accounts payable, working capital, net worth and/or similar items typically subject to post-closing adjustments in similar transactions, (ii) deferred purchase obligations payable in connection with a Permitted Acquisition; or (iii) customary indemnities granted to the seller in the transaction;

(m)          Indebtedness consisting of obligations under deferred compensation or other similar arrangements with officers and employees of any Loan Party incurred by such Loan Party in the ordinary course of business;

(n)           Indebtedness incurred with respect of cash management services, netting services, overdraft protection and similar arrangements, in each case, incurred in the ordinary course of business;

(o)           Indebtedness owed to a buyer in connection with a Permitted Disposition under Section 7.05(l) that relates to (i) the customary post-closing adjustments with respect to accounts receivable, accounts payable, working capital, net worth and/or similar items typically subject to post-closing adjustments in similar transactions; or (ii) customary indemnities granted to the buyer in the transaction;

(p)           other Indebtedness of the Company or any Subsidiary Guarantor not otherwise permitted by clauses (a) through (o) of this Section 7.03 and any Permitted Refinancings thereof in an aggregate amount (determined for the Company and its Subsidiaries on a consolidated basis) at any time outstanding not to exceed $20,000,000; provided, that with respect to each incurrence of Indebtedness under this clause (p), after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Company shall not be in violation of any of the financial covenants contained in Section 7.10 as of the date of such incurrence; and

(q)           other unsecured Indebtedness of the Company or any Subsidiary Guarantor not otherwise permitted by any of the other clauses of this Section 7.03 and any Permitted Refinancings thereof; provided, that (i) the terms of such Indebtedness do not provide for cash pay interest in excess of 12% per annum, (ii) such Indebtedness is subordinated as to right and time of payment and performance in full of the Obligations (it being understood and agreed that no payment in respect of such Indebtedness shall be due or payable until six (6) months following the Maturity Date) and as to other rights and remedies thereunder pursuant to Subordinated Debt Documents in form and substance reasonably satisfactory to the Administrative Agent, and (iii) with respect to each incurrence of Indebtedness under this clause (q), (A) no Default shall be continuing or shall result therefrom, and (B) after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Company shall not be in violation of any of the financial covenants contained in Section 7.10 as of the date of such incurrence.

7.04        Fundamental Changes.

(a)           Merge, dissolve, liquidate, consolidate with or into any other Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; except that, so long as no Default exists or would result therefrom:

(i)            any Subsidiary of the Company may merge or consolidate with (A) the Company, provided that the Company is a Borrower at such time and shall be the continuing or surviving Person; (B) any Borrower that is a Domestic Subsidiary, provided that such Borrower shall be the continuing or surviving Person; (C) any one or more Subsidiary Guarantors, provided that such Subsidiary Guarantor shall be the continuing and surviving person; (D) any Acquired Party, so long as the survivor of such merger or consolidation is a Subsidiary Guarantor and (E) any other Person to the extent the same is done in connection with a Disposition of a Subsidiary pursuant to a transaction permitted under Section 7.05(l);

(ii)           any Foreign Subsidiary of the Company may merge or consolidate with any other Foreign Subsidiary;

(iii)          any Subsidiary of the Company may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any Borrower that is a Domestic Subsidiary or to any Subsidiary Guarantor; and

(iv)          any Foreign Subsidiary of the Company may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any other Foreign Subsidiary; and

(v)           the Company may merge, dissolve, liquidate, consolidate with or into another Person in connection with a Public Offering Transaction if (A) the Company is the surviving Person, or (B) the surviving Person is not the Company, provided that (x) the Administrative Agent and each Lender expressly approves such Person and such transaction, such approval not to be unreasonably withheld, conditioned or delayed and (y) such Person expressly assumes, in a writing executed and delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and the performance of the other obligations under this Agreement and the other Loan Documents on the part of the Company and delivers such other documentation (including legal opinions) as the Administrative Agent may reasonably request;

(b)           Change its name as it appears in official filings in the state or other jurisdiction of its incorporation or other organization; change its chief executive office, principal place of business, corporate offices, or the location of its records concerning the Collateral; change the type of entity that it is; change its organizational identification number, if any, issued by its state or other jurisdiction of incorporation or other organization; or change its state or other jurisdiction of incorporation or organization, in each case, without at least thirty (30) days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may, in its sole discretion, agree to in writing) and provided that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of the Administrative Agent in any Collateral, has been or shall be completed or taken within fifteen (15) days after the Administrative Agent’s request therefor.

7.05        Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of (i) inventory and (ii) liquidation and reinvestment of cash equivalents, in each case, in the ordinary course of business;

(c)           Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary of the Company to the Company or to any other Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must also be a Loan Party;

(e)           Dispositions permitted by Section 7.04;

(f)            the transfer of assets from the Company to any Subsidiary Guarantor;

(g)           write-offs or write-downs of Accounts in the ordinary course of business in accordance with GAAP;

(h)           the incurrence of Liens expressly permitted under Section 7.01;

(i)            Dispositions of cash permitted under Section 7.06;

(j)            terminations of leases or subleases of any property in the ordinary course of business; provided that, upon entering into any replacement lease or sublease thereto, the applicable Loan Party shall deliver, or cause to be delivered, a landlord consent or similar agreement to the extent that the Administrative Agent possessed such a waiver with respect to the lease or sublease so terminated;

(k)           Dispositions of property subject to a condemnation or casualty event to the extent that such property is required to be surrendered by a Loan Party in order for such Loan Party to receive insurance proceeds with respect to such condemnation or casualty event;

(l)            Dispositions of one or more Subsidiaries; provided that, immediately following any such Disposition, the aggregate amount of the sale prices for all such Dispositions, on a fair market basis, shall not exceed the amount equal to the lesser of (i) 10% of the fair market value of the total assets of the Company and its Subsidiaries on a consolidated basis, calculated immediately prior to giving effect to such Disposition or (ii) 10% of the total revenues of the Company and its Subsidiaries on a consolidated basis, as of the most recent Measurement Period for which financial statements have been delivered hereunder;

(m)          Dispositions of the Equity Interests in any Foreign Subsidiary to the extent necessary to qualify directors of such Subsidiary where required by Law or to satisfy other requirements of Law with respect to such Subsidiary; and

(n)           other Dispositions of property by the Company or any of its Subsidiaries not otherwise permitted by any of the other clauses of this Section 7.05 (other than any Disposition of a Subsidiary); provided, however, that the aggregate amount (determined for the Company and its Subsidiaries on a consolidated basis) of all of the Dispositions made pursuant to this subsection (n) shall not exceed $10,000,000;

provided, however, that (i) any Dispositions pursuant to any of subsections (a) through (c), subsection (l) and subsection (n) of this Section 7.05 shall be for fair market value and (ii) after giving effect to any Disposition pursuant to this Section 7.05 and any related transactions permitted under this Agreement occurring simultaneously with such Disposition, collectively, on a pro forma basis, the Company shall not be in violation of any of the financial covenants contained in Section 7.10 as of the date of such Disposition.

7.06        Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)           the declaration and payment by the Company of dividends or other distributions on its Equity Interests in the form of Permitted Equity Interests of the Company, or the declaration and payment by any Subsidiary of the Company of dividends and other distributions on the Equity Interests of such Subsidiary;

(b)           the Company may pay (i) management fees to the Advisor Group payable monthly pursuant to the Advisor Group Documents and (ii) compensation to the Management Group payable in the ordinary course of business;

(c)           the Company may make Permitted Tax Distributions;

(d)           the Company may make Permitted Holdco Distributions in an amount not to exceed $7,500,000 in any Fiscal Year; provided that such Permitted Holdco Distributions are included in the operating expenses of the Company during such Fiscal Year;

(e)           the Company may make earn out payments; provided that no Default or Event of Default under Section 7.10 shall have occurred and be continuing at the time of such earn out payment or immediately after giving effect thereto;

(f)            payments made by the Company or any Subsidiary of the Company to satisfy any deferred purchase price obligation incurred in connection with a Permitted Acquisition;

(g)           the Company may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that (i) no Default shall be continuing or shall result therefrom, and (ii) after giving effect to such Restricted Payment and any related transactions permitted under this Agreement occurring simultaneously with such Restricted Payment, collectively, on a pro forma basis without giving effect to any Equity Cure, the Company shall not be in violation of any of the financial covenants contained in Section 7.10 as of the date of such Restricted Payment; provided, further, that any such Restricted Payment shall be permitted solely in the following circumstances and subject to the limitations set forth below:

(i)            the use of proceeds from a Public Offering to pay dividends in respect of, and/or to redeem Equity Interests of the Company held by any Person; and

(ii)           with respect to the preferred Equity Interests of the Company, the payment of all accrued and unpaid preferred unit dividends associated therewith, provided that the Consolidated Total Leverage Ratio of the Company and its Subsidiaries, after giving effect to any such payment under this clause (g)(ii), shall be no greater than 3.50:1.00;

(iii)          other share repurchases by the Company not otherwise permitted by this clause (g); provided, however, that the aggregate amount of all of the share repurchase made pursuant to this clause (g)(iii) shall not exceed $15,000,000; and

(h)           other Restricted Payments made by the Company or any Subsidiary of the Company in an aggregate amount, in any Fiscal Year, not to exceed the sum of $10,000,000 plus the Additional Available Amount, provided that no Event of Default shall be continuing or shall result therefrom.

7.07        Change in Nature of Business.

(a)           Engage in any material lines of business substantially different from the lines of business conducted by the Company and its Subsidiaries on the Closing Date other than lines of business that are complimentary or reasonably related thereto.

(b)           Unless otherwise permitted pursuant to the terms of this Agreement, make any changes in its organization or capital structure as described in Schedule 5.16, or issue or sell any Equity Interests or revise any of the terms of its outstanding Equity Interests; provided, however, that (i) the Company may issue or sell its Equity Interests so long as (A) such Equity Interests constitute Permitted Equity Interests, and (B) no Change of Control occurs after giving effect thereto; and (ii) the Company may issue Permitted Equity Interests if and to the extent permitted by clause (a) of Section 7.06.

(c)           Engage in any Swap Contracts involving commodity options, futures contracts or other similar transactions, except solely in the ordinary course of its business to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

7.08        Transactions with Affiliates. Enter into any Affiliate Transactions, other than (a) transactions strictly in the ordinary course of business and on fair and reasonable terms at least as favorable to the Company and its Subsidiaries as would be obtainable by each such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate, and (b) Restricted Payments expressly permitted by Section 7.06; (c) usual and customary indemnification arrangements for the benefit of managers, directors and officers; (d) any employment or severance arrangement; (e) transactions among Loan Parties; and (f) any other transaction expressly permitted by the Loan Documents (including, without limitation, the issuance by the Company of Permitted Equity Interests or transactions related to the Public Offering Transaction (which may include the Tax Receivable Agreements)).

7.09        Burdensome Agreements. Enter into any Contractual Obligations (other than this Agreement or any other Loan Document) that: (a) limits the ability (i) of any Subsidiary of the Company to make Restricted Payments to the Company or any Subsidiary Guarantor, (ii) of any Subsidiary of the Company to transfer any property to the Company or Subsidiary Guarantor, (iii) of any Subsidiary of the Company to Guarantee any of the Indebtedness of the Company, or (iv) of the Company or any of the Subsidiaries of the Company to create, incur, assume or suffer to exist Liens on any property of such Person; provided, however, that clauses (ii) and (iv) hereof shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Sections 7.03(e), 7.03(f) or, 7.03(p), in each case, (1) solely to the extent any such negative pledge relates solely to the property financed by or the subject of such Indebtedness and (2) in the case of Indebtedness permitted under Section 7.03(p), solely to the extent constituting assumed Indebtedness of the type permitted pursuant to Section 7.03(f), (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Subsidiaries; (C) customary restrictions restricting assignments of any agreement entered into by the Company or any Subsidiary of the Company in the ordinary course of business; or (D) customary restrictions and conditions contained in agreements relating to the sale of all or substantially all of the Equity Interests or assets of any Subsidiary pursuant to a transaction permitted under Section 7.05(l) or (b) requires the grant of any Liens to secure any Indebtedness or other obligations of such Person if any Liens are granted to secure any other Indebtedness or other obligations of such Person.

7.10        Financial Covenants.

(a)           Minimum Consolidated Fixed Charge Coverage Ratio. Commencing with the Measurement Period ending December 31, 2013, permit the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries as of the end of any Measurement Period to be less than 1.50:1.00.

(b)           Maximum Consolidated Total Leverage Ratio. Commencing with the Measurement Period ending December 31, 2013, permit the Consolidated Total Leverage Ratio of the Company and its Subsidiaries as of the end of any Measurement Period to be greater than the ratio set forth below opposite such Measurement Period:

Measurement Period Ending	Consolidated Total Leverage Ratio

December 31, 2013 through	4.50 : 1.00
December 31, 2014

March 31, 2015 through	4.25 : 1.00
December 31, 2016

March 31, 2017 and thereafter	4.00 : 1.00

(c)           Maximum Consolidated Secured Leverage Ratio. Commencing with the Measurement Period ending December 31, 2013, permit the Consolidated Secured Leverage Ratio of the Company and its Subsidiaries as of the end of any Measurement Period to be greater than the ratio set forth below opposite such Measurement Period:

Measurement Period Ending	Consolidated Secured Leverage Ratio

December 31, 2013 through	4.00 : 1.00
December 31, 2014

March 31, 2015 through	3.75 : 1.00
December 31, 2016

March 31, 2017 and thereafter	3.50 : 1.00

7.11        Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation T, U or X of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.12        Deposit Accounts. At any time or times after the Closing Date, except as and to the limited extent expressly permitted by the Administrative Agent from time to time, open or maintain any Deposit Accounts with any banks or other financial institutions, except for (i) Deposit Accounts and lockbox accounts with Administrative Agent or with Affiliates of the Administrative Agent, (ii) any Deposit Account subject to a Control Agreement, (iii) Deposit Accounts not subject to a Control Agreement so long as the aggregate balance in all such Deposit Accounts shall not exceed $1,000,000 at any time, (iv) Deposit Accounts used specially and exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the salaried employees of the Company, (v) other Deposit Accounts maintained by Subsidiaries of the Company acquired after the Closing Date pursuant to a Permitted Acquisition so long as (A) no amounts, other than amounts deposited in such Deposit Accounts in the ordinary course of such Subsidiary’s business, shall be deposited in such Deposit Accounts and (B) such Deposit Account shall become subject to a Control Agreement within sixty (60) days (or as otherwise agreed to in writing by the Administrative Agent in its sole discretion) of such Permitted Acquisition or shall otherwise meet the requirements of clause (i) or (iii) above, (vi) Deposit Accounts held by any Regulated Subsidiary so long as no amounts, other than amounts deposited in such Deposit Accounts in the ordinary course of such Regulated Subsidiary’s business, are deposited in such Deposit Accounts and (vii) subject to the requirements of Section 6.16, Custodial Accounts.

7.13        Certain Agreements. Consent to, or otherwise enter into or permit, any material amendment to the date of termination or expiration of either Lease, without providing prior notice to the Administrative Agent of such amendment.

7.14        Regulated Subsidiaries. Permit the revenue of the Regulated Subsidiaries to account for more than twenty-five percent (25%) of the total revenues of the Company and its Subsidiaries at any time.

7.15        Amendments to Organization Documents. Amend any of its Organization Documents without the prior consent of the Required Lenders (such consent not to be unreasonably withheld) other than amendments which are not adverse to any of the rights of the Lenders under the Loan Documents, provided that any such amendment (a) made in connection with a fundamental change permitted by Section 7.04 or (b) in connection with a Public Offering, eliminating classes of units, eliminating special consent rights, eliminating rights of first refusal, eliminating drag rights or preemptive rights, shall not be deemed to be adverse to any of the rights of the Lenders under the Loan Documents.

7.16        Accounting Changes. Make any change in (a) accounting policies or reporting practices in any material manner without the prior written consent of the Administrative Agent, except as required by GAAP, or (b) Fiscal Year.

7.17        Sanctions. Permit any Loan or the proceeds of any Loan, directly or indirectly, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that will result in any violation by any Person (including any Lender, the Arrangers, Administrative Agent, L/C Issuer or Swing Line Lender) of any Sanctions.

7.18        Anti-Corruption Laws. Permit any Loans or the proceeds of any Loan, directly or indirectly, to be used by or on behalf of the Company or any of its Subsidiaries, for any payments to any Person in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

7.19        Public Offering. The Company (or Permitted Holdco, if applicable) shall not consummate a Public Offering unless, immediately after giving effect to such Public Offering and any related transactions (including any paydowns of indebtedness) on a pro forma basis, the Company (or Permitted Holdco, if applicable) is in compliance with the financial covenants contained in Section 7.10.

7.20        Activities of Permitted Holdco. Permitted Holdco shall not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (a) those incidental to its ownership of the Equity Interests of the Company (including its receipt of Permitted Holdco Distributions and Permitted Tax Distributions), (b) any Public Offering of its Equity Interests and (c) other transactions in which Permitted Holdco is expressly permitted to engage pursuant to the Loan Documents.

7.21        Modification of Material Subordinated Debt Documents. Amend or otherwise modify the terms of any Subordinated Debt Document, except, in each case, to the extent permitted by the applicable subordination agreement or subordination provisions or, in the in event of no applicable subordination agreement, in a manner materially adverse to the Lenders or the Administrative Agent.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default. Any of the following shall constitute an Event of Default:

(a)           Non-Payment. The Company or any other Loan Party fails to pay (i) when and as required to be paid hereunder, any amount of principal of any Loan or L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation or on any other Obligation or any Fee due under any of the Loan Documents, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants. The Company or any other Loan Party (i) fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03(a), 6.05(a), 6.10, 6.11 or 6.14 or Article VII, or (ii) fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02 or 6.07, and, in the case of any failure or breach specified in this subclause (ii), such failure or breach continues for more than five (5) days; or

(c)           Other Defaults. (i) Any Loan Party fails to perform or observe any other term, covenant or agreement (not otherwise specified in paragraph (a) or paragraph (b) above) contained in any Loan Document on its part to be performed or observed, and such failure continues for more than thirty (30) days after the earlier of (A) the date on which any Responsible Officer of the Company or any member of the Management Group knows or would have known, after reasonably inquiry, of such failure or (B) the receipt of notice thereof from the Administrative Agent to the Company, or (ii) any Event of Default occurs under any other Loan Document; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Company or any other Loan Parties herein, in any other Loan Document or in any Instrument or other document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made; or

(e)           Cross-Default. (i) The Company or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), after giving effect to any cure period, in respect of any Indebtedness or Guarantee (other than Obligations hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other term, covenant, agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts owing to all creditors under any combined or syndicated credit agreement) of more than the Threshold

Amount or contained in any Instrument evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit any holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or any trustee or agent on behalf of any such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract), or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any of its Subsidiaries is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or any of its Subsidiaries as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc. The Company or any of its Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any Insolvency Proceedings under any Debtor Relief Law, or makes any assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any such Person, and the appointment continues undischarged or unstayed for more than sixty (60) calendar days; or any Insolvency Proceedings under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for more than sixty (60) calendar days, or any order for relief is entered in any such Insolvency Proceeding and not stayed; or

(g)           Inability to Pay Debts; Attachment. (i) The Company or any of its Subsidiaries (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or

(h)           Judgments. There is entered against the Company or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (x) indemnity payments as to which the indemnifying party has acknowledged to the Administrative Agent in writing the obligation to make such payments or (y) independent third-party insurance as to which the insurer has not denied the coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is any period of more than sixty (60) consecutive calendar days during which any such judgment remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal; or

(i)            ERISA. (i) Any ERISA Event occurs with respect to any Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any of its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company, any of its Subsidiaries or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents. Any Loan Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the payment and satisfaction in full and in cash of all the Obligations, ceases to be in full force and effect; or any Loan Party party thereto contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)           Change of Control. There occurs any Change of Control.

8.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:

(a)           declare the Commitments of each Lender to make any Loans and any obligations of the L/C Issuer to issue any Letter of Credit to be terminated in full, whereupon such Commitments and obligations shall be terminated in full;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any of the other Loan Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)           require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)           exercise on behalf of itself, each of the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company or any of its Subsidiaries under the Bankruptcy Code of the United States or other applicable Debtor Relief Laws, all of the Commitments and other obligations of each Lender to make Loans and of the L/C Issuer to issue any Letter of Credit shall automatically terminate in full, and the unpaid principal amount of all outstanding Loans and all interest and all of the other Obligations as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans and other Obligations have automatically become immediately due and payable and the L/C Obligations have been automatically required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of any of the Secured Obligations, subject to the provisions of Sections 2.17 and 2.18, shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, the L/C Issuer and the Lender Counterparties (including Attorney Costs and amounts payable under Article III), ratably among the

Lenders, the L/C Issuer and the Lender Counterparties in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Letter of Credit Fee or on any of the other Secured Obligations, ratably among Lenders, the L/C Issuer and the Lender Counterparties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.17; and

Last the balance, if any, after all of the Secured Obligations (other than the Contingent Indemnification Obligations) have been indefeasibly paid in full and in cash, to the Company or as otherwise required by Law.

Subject to Section 2.3(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

8.04        Equity Cures. For purposes of determining compliance with the financial covenants set forth in Section 7.10, any net cash proceeds received by the Company in respect of Permitted Cure Securities issued by the Company after the end of any Fiscal Quarter and on or prior to the day that is 10 Business Days after the day on which a Compliance Certificate is required to be delivered pursuant to Section 6.02(a) will, at the irrevocable request of the Company, be included in the calculation of Consolidated EBITDA for the sole purpose of determining compliance with such financial covenants as of the end of such Fiscal Quarter and applicable subsequent Measurement Periods which include such Fiscal Quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, an “Equity Cure”); provided that (a) the amount of any Equity Cure shall be no greater than the amount required to cause the Company to be in compliance with such financial covenants, (b) all Equity Cures will be disregarded for purposes of the calculation of Consolidated EBITDA as otherwise set forth in this

Agreement, including, but not limited to, calculating any basket levels, pricing and other items governed by reference to Consolidated EBITDA, (c) there shall be no more than two Equity Cures made during any Measurement Period and no more than four Equity Cures made in the aggregate during the term of this Agreement and (d) to the extent required by Section 2.05(e), the net cash proceeds received by the Company in respect of any Equity Cures shall be used by the Company to repay the Loans in accordance with such Section.

ARTICLE IX

ARTICLE X. ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than as expressly set forth in Section 9.06 with respect to the Company). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the Administrative Agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, Instrument or document, (v) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (vi) the value or sufficiency of any Collateral or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, Instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative

Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, L/C Obligation or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such Insolvency Proceeding or judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10        Collateral and Guaranty Matters.

(a)           Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer hereby irrevocably authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer. Each of the Lenders and the L/C Issuer hereby agrees, and each holder of any of the Notes by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.01, any action taken by Required Lenders, in accordance with the provisions of this Agreement, the Collateral Documents or other Loan Documents, and the exercise by Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon each of the Lenders and the L/C Issuer. The Administrative Agent is hereby authorized (but not obligated) on behalf of each of the Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any of the Lenders or the L/C Issuer from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)           Without limiting the provisions of Section 9.09, the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (w) upon the Facility Termination Date, (x) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (y) if approved, authorized or ratified in writing in accordance with Section 10.01 or (z) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of any Event of Default;

(ii)           to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iii)          to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(c)           Subject to paragraph (b) above, the Administrative Agent shall (and is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to) execute such Instruments as may be necessary to evidence the release or subordination of the Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty, and (ii) such release or subordination shall not in any manner discharge, affect or impair any of the Secured Obligations or any of the Liens upon (or Secured Obligations of the Company or any other Loan Parties in respect of) any of the interests retained by the Company or the other Loan Parties, including the proceeds of the Disposition, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           The Administrative Agent shall have no obligations whatsoever to any of the Lenders, the L/C Issuer or other Persons to assure that the Collateral exists or is owned by the Company or the other Loan Parties or is cared for, protected or insured, it being understood and agreed that, in respect of the Collateral, or any act, omission or event related thereto, the duties and obligations of the Administrative Agent shall be subject always to the provisions of Section 9.03.

Each of the Lenders hereby appoints each of the other Lenders as agent for the purpose of perfecting the Lenders’ and the L/C Issuer’s security interests in assets which, in accordance with Article IX of the UCC can be perfected only by possession. Should any of the Lenders (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the

Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefore, shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11        Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.

ARTICLE X

MISCELLANEOUS

10.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02), except as set forth in Section 2.16, without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            amend Section 1.06, Section 2.14 or the definition of “Alternative Currency” without the written consent of each Lender;

(g)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h)           release the Company from the Company Guaranty or release all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any such Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i)            release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender, except to the extent the release of such Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into solely by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency in this Agreement or such Loan Document

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to a Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN

OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except to the extent that any such losses, costs, expenses or liabilities resulted from the gross negligence or willful misconduct of such indemnitee. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including Attorney Costs with respect to one counsel for the Administrative Agent and any other specialized or local counsel determined by the Administrative Agent to be reasonably necessary), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the L/C Issuer or any Hedge Bank (including Attorney Costs with respect to one counsel for the Administrative Agent, the Lenders, the L/C Issuer and any Hedge Bank, collectively, to be chosen by the Administrative Agent in its sole discretion and any other specialized or local counsel determined by the Administrative Agent to be reasonably necessary; provided that in the case of a conflict of interest where one or more of such parties affected by such conflict informs the Company of such conflict, the Company shall also be responsible for the reasonable and documented out-of-pocket fees and expenses of counsel for each such affected party) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the L/C Issuer, each Hedge Bank, each Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs with respect to one counsel for the Indemnitees, collectively, to be chosen by the Administrative Agent in its sole discretion and any other specialized or local counsel determined by the Administrative Agent to be reasonably necessary; provided that in the case of a conflict of interest where one or more Indemnitees affected by such conflict informs the Company of such conflict, the Company shall also be responsible for the reasonable and documented out-of-pocket fees and expenses of counsel for each such affected Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or Instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders and other Secured Parties. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each of the Lenders and other Secured Parties severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s or such Secured Party’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders and other Secured Parties under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, and without limiting the indemnity and reimbursement obligations of the Borrowers in subsections (a) and (b) above, no Borrower, and none of the Administrative Agent, the Swing Line Lender, the L/C Issuer or any Lender, nor any Related Party of the foregoing, shall assert, and each such Person hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or Instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

10.05      Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, (x) the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) under any the Revolving Facility or, if such Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and (y) the aggregate principal amount of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), Section 8.01(b) (solely to the extent resulting from a failure to comply with Section 7.11) or Section 8.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)          the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or Instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or Instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan

Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means (i) all information received from Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13                 Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)                                 SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM

OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the

Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17                 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18                 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19                 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20                 Releases.

(a)                                 In the event that the Company or any Subsidiary of the Company Disposes of all or any portion of any of the Equity Interests, assets or property owned by Company or such Subsidiary in a transaction permitted under Section 7.05(l), the Administrative Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Company to release any Liens created by any Loan Document in respect of such Equity Interests, assets or property, including the release and satisfaction of record of any mortgage or deed of trust granted in connection herewith, and, in the case of a Disposition of all or substantially all the Equity Interests or assets of any Subsidiary that is a Loan Party, to terminate such Subsidiary’s Obligations under the Subsidiary Guaranty and each other Loan Document. In addition, the Administrative Agent will take such actions as are reasonably requested by the Company to terminate any Liens created by the Collateral Documents with respect to any Collateral that is Disposed of in connection with any Disposition permitted under Section 7.05. The Company agrees to pay all reasonable out-of-pocket expenses of the Administrative Agent in connection with releases of Liens and Obligations provided for in this Section.

(b)                                 The Administrative Agent hereby agrees, and each of the Lenders and the L/C Issuer hereby irrevocably authorizes the Administrative Agent, to release the Company from its obligations hereunder (except with respect to obligations that survive the termination of this Agreement and subject to customary reinstatement rights) upon the termination in full of all of the Commitments and payment in full in cash of all of the Obligations (other than Contingent Indemnification Obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized).

10.21                 Transitional Arrangements.

(a)                                 On the Closing Date, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 10.21. On the Closing Date, (i) the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and (ii) the Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be deemed to be Letters of Credit subject to and governed by the terms and conditions hereof.

(b)                                 All interest and fees and expenses, if any , including outstanding commitment fees, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro-rated in the case of any fractional periods), and shall be paid as of the Closing Date. Commencing on the Closing Date and all periods thereafter, the Commitment Fee shall be payable by the Company to the Administrative Agent for the account of the Revolving Lenders in accordance with Section 2.09(a).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FOCUS FINANCIAL PARTNERS, LLC

By:	/s/ James Shanahan
Name: James Shanahan
Title: Chief Financial Officer

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Rosanne Parsill
Name: Rosanne Parsill
Title: Vice President

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Christopher Busconi
Name: Christopher Busconi
Title: Senior Vice President

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

SUNTRUST BANK., as a Lender

By:	/s/ Doug Kennedy
Name: Doug Kennedy
Title: Vice President

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Oscar D. Cortez
Name: O. Cortez
Title: Vice President

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

JPMORGAN CHASE BANK, N.A., as a Lender,

By:	/s/ Kenise Henry Larmond
Name: Kenise Henry Larmond
Title: Vice President

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Lydia Altman
Name: Lydia Altman
Title: Vice President

HMRC DT Treaty Passport Scheme Number:
13/F/24267/DTTP

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

U.S. BANK N.A., as a Lender

By:	/s/ Bradley Edwards
Name: Bradley Edwards
Title: Managing Director

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

THE HUNTINGTON NATIONAL BANK, as a
Lender

By:	/s/ Jared Shaner
Name: Jared Shaner
Title: Assistant Vice President

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

COMERICA BANK, as a Lender

By:	/s/ Kevin T. Urban
Name: Kevin T. Urban
Title: Senior Vice President

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ Mark Torie
Name: Mark Torie
Title: Senior Vice President

Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

REVOLVING CREDIT FACILITY

	Revolver	Applicable
Lender	Commitment	Percentage
Bank of America, N.A.	$62,666,666.67	20.888888890%
SunTrust Bank	$58,750,000.00	19.583333333%
The Bank of Tokyo-Mitsubishi, UFJ, Ltd.	$54,833,333.33	18.277777777%
JPMorgan Chase Bank, N.A.	$37,500,000.00	12.500000000%
Fifth Third Bank	$37,500,000.00	12.500000000%
U.S. Bank, N.A.	$22,500,000.00	7.500000000%
Huntington Bank	$15,000,000.00	5.000000000%
Comerica Bank	$11,250,000.00	3.750000000%
Total	$300,000,000.00	100.000000000%

TERM FACILITY

	Term	Applicable
Lender	Commitment	Percentage
Bank of America, N.A.	$17,333,333.33	17.333333330%
SunTrust Bank	$16,250,000.00	16.250000000%
The Bank of Tokyo-Mitsubishi, UFJ, Ltd.	$15,166,666.67	15.166666670%
JPMorgan Chase Bank, N.A.	$12,500,000.00	12.500000000%
Fifth Third Bank	$12,500,000.00	12.500000000%
U.S. Bank, N.A.	$7,500,000.00	7.500000000%
Huntington Bank	$5,000,000.00	5.000000000%
Comerica Bank	$3,750,000.00	3.750000000%
TriState Capital Bank	$10,000,000.00	10.000000000%
Total	$100,000,000.00	100.000000000%

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

Bank of America
L/C No:
Date:	July 2, 2012
Beneficiary:	546 Fifth Owner, LLC
Amount:	$392,156

Bank of America
L/C No:
Date:	January 9, 2013
Beneficiary:	Advance Magazine Publishers, Inc.
Amount:	$298,075

SCHEDULE 5.06

LITIGATION

None.

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

None.

SCHEDULE 5.16

CORPORATE STRUCTURE

Jurisdiction of
Subsidiary(1)	Organization	Owner and Units/Percentage Owned
Focus Consulting, LLC (f/k/a Delphi Investment Advisors, LLC)	Delaware	Focus Financial Partners, LLC; 100%
Focus Wealth Advisors, LLC	Delaware	Focus Financial Partners, LLC; 100%
Focus Advisors, LLC	New York	Focus Financial Partners, LLC; 100%
Focus Operating Holding Co.*	Delaware	Focus Financial Partners, LLC; 100%
Focus Operating, LLC	Delaware	Focus Financial Partners, LLC; 999 Units Focus Operating Holding Co.; 1 Unit
Acorn Insurance Agency, Inc.*	Massachusetts	Focus Operating, LLC; 100%
Albany Acquisition, LLC	Delaware	Focus Financial Partners, LLC; 100%
BAM Advisor Services, LLC	Delaware	Focus Operating, LLC; 100%
BAM Risk Management, LLC	Delaware	Focus Operating, LLC; 100%
Beirne Wealth Consulting Services, LLC	Delaware	Focus Operating, LLC; 100%
Buckingham Asset Management, LLC	Delaware	Focus Operating, LLC; 100%

(1) An asterisk (“*”) next to an entity’s name in this Schedule 5.16 denotes that the entity’s equity interests are certificated.

Jurisdiction of
Subsidiary(1)	Organization	Owner and Units/Percentage Owned
BWM Asset Acquisition LLC	Delaware	Focus Financial Partners, LLC; 100%
BFSG, LLC	Delaware	Focus Operating, LLC; 100%
Bridgewater Wealth & Financial Management, LLC	Delaware	Focus Operating, LLC; 100%
CapGroup Advisors, LLC (f/k/a Capital Advisory	Delaware	Focus Operating, LLC; 100%
Group, LLC)
The Colony Group, LLC	Delaware	Focus Operating, LLC; 100%
Colony Funds, LLC	Delaware	The Colony Group, LLC; 100%
Dion Money Management, LLC	Delaware	Focus Operating, LLC; 100%
Fidelity Independent Adviser Newsletter, LLC	Delaware	Focus Operating, LLC; 100%
Retirement Benefit Consulting Services, LLC (f/k/a	Delaware	Focus Operating, LLC; 100%
Focus Benefit Consulting Services, LLC)
Retirement Advisory Group, LLC (f/k/a Geller	Delaware	Focus Operating, LLC; 100%
Advisory Group LLC)
Retirement Consulting Group, LLC (f/k/a Geller	Delaware	Focus Operating, LLC; 100%
Consulting Group LLC)
Retirement Group, LLC (f/k/a Geller Group LLC)	Delaware	Focus Operating, LLC; 100%
Greystone Financial Services (Holdings) Ltd.	England and Wales	Focus Operating, LLC; 100%

Jurisdiction of
Subsidiary(1)	Organization	Owner and Units/Percentage Owned
Greystone Financial Ltd.	England and Wales	Greystone Financial Services (Holdings) Ltd.; 100%
Greystone Financial Services Ltd.	England and Wales	Greystone Financial Ltd.; 100%
Greystone Wealth Management Ltd.	England and Wales	Greystone Financial Ltd.; 100%
Greystone Sports Asset Management Ltd.	England and Wales	Greystone Financial Services (Holdings) Ltd.; 100%
R W Harris Limited	England and Wales	Greystone Financial Services (Holdings) Ltd.; 100%
Foundation Investment Management Ltd.	England and Wales	Greystone Financial Services (Holdings) Ltd.; 100%
GW & Wade Asset Management Company, LLC	Delaware	Focus Operating, LLC; 100%
GW & Wade, LLC	Delaware	Focus Operating, LLC; 100%
HC Insurance Services, LLC	Delaware	Focus Operating, LLC; 100%
HoyleCohen, LLC	Delaware	Focus Operating, LLC; 100%
Hufford Advisors, LLC	Delaware	Focus Operating, LLC; 100%
JFS Risk Management, LLC	Delaware	Focus Operating, LLC; 100%
JFS Wealth Advisors, LLC	Delaware	Focus Operating, LLC; 100%
Joel Isaacson & Co., LLC	Delaware	Focus Operating, LLC; 100%
LaFleur & Godfrey LLC	Delaware	Focus Operating, LLC; 100%

Jurisdiction of
Subsidiary(1)	Organization	Owner and Units/Percentage Owned
Lara, May & Associates, LLC (f/k/a Lara, Shull & May, LLC)	Delaware	Focus Operating, LLC; 100%
LLBH Private Wealth Management, LLC	Delaware	Focus Operating, LLC; 100%
LVW Advisors, LLC	Delaware	Focus Operating, LLC; 100%
Merriman Wealth Management, LLC	Delaware	Focus Operating, LLC; 100%
Pettinga Financial Advisors LLC	Delaware	Focus Operating, LLC; 100%
The Portfolio Strategy Group, LLC	Delaware	Focus Operating, LLC; 100%
Resnick Investment Advisors, LLC	Delaware	Focus Operating, LLC; 100%
Sapient Private Wealth Management Services, LLC	Delaware	Focus Operating, LLC; 100%
Sentinel Benefits Group, Inc.*	Massachusetts	Focus Operating, LLC; 100%
Sentinel Benefits Group, LLC	Delaware	Focus Operating, LLC; 100%
Sentinel Financial Group, LLC*	Massachusetts	Focus Operating, LLC; 100%
Sentinel Insurance Agency, Inc.*	Massachusetts	Focus Operating, LLC; 100%
Sentinel Pension Advisors, Inc.*	Massachusetts	Focus Operating, LLC; 100%
Sentinel Securities, Inc.*	Massachusetts	Focus Operating, LLC; 100%

Jurisdiction of
Subsidiary(1)	Organization	Owner and Units/Percentage Owned
Strategic Point Holdings, LLC	Delaware	Focus Operating, LLC; 100%
Strategic Point Insurance Services, LLC	Delaware	Strategic Point Holdings, LLC; 100%
Strategic Point Investment Advisors, LLC	Delaware	Strategic Point Holdings, LLC; 100%
Strategic Point Securities, LLC	Delaware	Strategic Point Holdings, LLC; 100%
Summit Financial Wealth Advisors, LLC	Delaware	Focus Financial Partners, LLC; 100%
Telemus Capital, LLC	Delaware	Focus Operating, LLC; 100%
Telemus Insurance Services, LLC	Delaware	Telemus Capital, LLC; 100%
Vestor Capital, LLC	Delaware	Focus Operating, LLC; 100%
Vestor Capital Securities, LLC	Delaware	Vestor Capital, LLC; 100%
Vestor Capital Insurance Advisors, LLC	Delaware	Vestor Capital, LLC; 100%
WESPAC Advisors, LLC	Delaware	Focus Operating, LLC; 100%
WESPAC Benefit & Insurance Services, LLC	Delaware	Focus Operating, LLC; 100%
WESPAC Plan Services, LLC	Delaware	Focus Operating, LLC; 100%
WMG Asset Acquisition, LLC	Delaware	Focus Financial Partners, LLC; 100%

SCHEDULE 5.20

DEPOSIT ACCOUNTS

Entity(2)	Institution	Account Number	Type of Account(3)

BAM Advisor Services, LLC

BAM Advisor Services, LLC

BAM Advisor Services, LLC

BAM Advisor Services, LLC

BAM Advisor Services

BAM Advisor Services, LLC

BAM Risk Management, LLC

Beirne Wealth Consulting Services, LLC

Beirne Wealth Consulting Services, LLC

Beirne Wealth Consulting Services, LLC

(2)           A diamond (“♦”) next to a description of an entity in this Schedule 5.20 denotes that the entity is a Regulated Subsidiary.

(3)           An asterisk (“*”) next to a description of an account in this Schedule 5.20 denotes that the account is a Custodial Account.

Entity(2)	Institution	Account Number	Type of Account(3)

BFSG, LLC

BFSG, LLC

Bridgewater Wealth and Financial Management LLC

Bridgewater Wealth and Financial Management LLC

Bridgewater Wealth and Financial Management LLC

Buckingham Asset Management, LLC

Buckingham Asset Management, LLC

Buckingham Asset Management, LLC

Buckingham Asset Management, LLC

Buckingham Asset Management, LLC

Buckingham Asset Management, LLC

Buckingham Asset Management, LLC

Buckingham Asset Management, LLC

Entity(2)	Institution	Account Number	Type of Account(3)

CapGroup Advisors, LLC

CapGroup Advisors, LLC

CapGroup Advisors, LLC

Dion Money Management, LLC

Dion Money Management, LLC

Dion Money Management, LLC

Dion Money Management, LLC

Fidelity Independent Adviser Newsletter, LLC

Fidelity Independent Adviser Newsletter, LLC

Fidelity Independent Adviser Newsletter, LLC

Fidelity Independent Adviser Newsletter, LLC

Focus Financial Partners, LLC

Focus Financial Partners, LLC

Entity(2)	Institution	Account Number	Type of Account(3)

Focus Operating Holding Co.

Focus Operating, LLC

Focus Operating, LLC

Retirement Group LLC

Greystone Financial Services Limited♦

Greystone Wealth Management Limited

Greystone Financial Services Holding Limited

GW & Wade Asset Management Company, LLC♦

GW & Wade Asset Management Company, LLC♦

GW & Wade Asset Management Company, LLC♦

GW & Wade Asset Management Company, LLC♦

GW & Wade Asset Management Company, LLC♦

GW & Wade Asset Management Company, LLC♦

Entity(2)	Institution	Account Number	Type of Account(3)

GW & Wade Asset Management Company, LLC♦

GW & Wade Asset Management Company, LLC♦

GW & Wade Asset Management Company, LLC♦

GW & Wade Asset Management Company, LLC♦

GW & Wade Asset Management Company, LLC♦

GW & Wade, LLC

GW & Wade, LLC

GW & Wade, LLC

HC Insurance Services, LLC

HoyleCohen, LLC

HoyleCohen, LLC

HoyleCohen, LLC

HoyleCohen, LLC

Entity(2)	Institution	Account Number	Type of Account(3)

HoyleCohen, LLC

Hufford Advisors, LLC

Hufford Advisors, LLC

JFS Risk Management, LLC

JFS Wealth Advisors, LLC

JFS Wealth Advisors, LLC

JFS Wealth Advisors, LLC

JFS Wealth Advisors, LLC

JFS Wealth Advisors, LLC

JFS Wealth Advisors, LLC

JFS Wealth Advisors, LLC

Joel Isaacson & Co., LLC

Joel Isaacson & Co., LLC

Entity(2)	Institution	Account Number	Type of Account(3)

Joel Isaacson & Co., LLC

LaFleur & Godfrey LLC

LaFleur & Godfrey LLC

LaFleur & Godfrey LLC

Lara, May & Associates, LLC♦

Lara, May & Associates, LLC♦

Lara, May & Associates, LLC♦

Lara, May & Associates, LLC ♦

Lara, May & Associates, LLC ♦

Lara, May & Associates, LLC ♦

Lara, May & Associates, LLC ♦

Lara, May & Associates, LLC ♦

Lara, May & Associates, LLC ♦

Entity(2)	Institution	Account Number	Type of Account(3)

Lara, May & Associates, LLC ♦

LLBH Private Wealth Management, LLC

LLBH Private Wealth Management, LLC

LLBH Private Wealth Management, LLC

LLBH Private Wealth Management, LLC

LLBH Private Wealth Management, LLC

LVW Advisors, LLC

LVW Advisors, LLC

LVW Advisors, LLC

Merriman Wealth Management, LLC

Merriman Wealth Management, LLC

Merriman Wealth Management, LLC

Merriman Wealth Management, LLC

Entity(2)	Institution	Account Number	Type of Account(3)

Merriman Wealth Management, LLC

Pettinga Financial Advisors LLC

Pettinga Financial Advisors LLC

Pettinga Financial Advisors LLC

Pettinga Financial Advisors LLC

R W Harris Limited♦

Resnick Investment Advisors, LLC

Resnick Investment Advisors, LLC

Resnick Investment Advisors, LLC

Sapient Private Wealth Management Services, LLC

Sapient Private Wealth Management Services, LLC

Sapient Private Wealth Management Services, LLC

Sentinel Benefits Group, Inc.

Entity(2)	Institution	Account Number	Type of Account(3)

Sentinel Benefits Group, Inc.

Sentinel Benefits Group, Inc.

Sentinel Benefits Group, Inc.

Sentinel Benefits Group, Inc.

Sentinel Benefits Group, Inc.

Sentinel Benefits Group, LLC

Sentinel Insurance Agency, Inc.

Sentinel Pension Advisors, Inc.

Sentinel Pension Advisors, Inc.

Sentinel Pension Advisors, Inc.

Sentinel Pension Advisors, Inc.

Sentinel Pension Advisors, Inc.

Sentinel Securities, Inc.♦

Entity(2)	Institution	Account Number	Type of Account(3)

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Sentinel Securities, Inc.♦

Entity(2)	Institution	Account Number	Type of Account(3)

Acorn Insurance Agency, Inc.

Sentinel/Forsberg Insurance Agency

Strategic Point Holdings, LLC

Strategic Point Holdings, LLC

Strategic Point Insurance Services, LLC

Strategic Point Investment Advisors, LLC

Strategic Point Investment Advisors, LLC

Strategic Point Securities, LLC♦

Strategic Point Securities, LLC♦

Strategic Point Securities, LLC ♦

Strategic Point Investment Advisors, LLC

Strategic Point Securities, LLC♦

Strategic Point Securities, LLC♦

Entity(2)	Institution	Account Number	Type of Account(3)

Strategic Point Securities, LLC♦

Strategic Point Securities, LLC♦

Strategic Point Securities, LLC♦

Strategic Point Securities, LLC♦

Strategic Point Securities, LLC♦

Telemus Capital, LLC

Telemus Capital, LLC

Telemus Insurance Services, LLC

Telemus Capital, LLC

Telemus Capital, LLC

Telemus Capital, LLC

Telemus Capital, LLC

The Colony Group, LLC

Entity(2)	Institution	Account Number	Type of Account(3)

The Colony Group, LLC

The Colony Group, LLC

The Colony Group, LLC

The Colony Group, LLC

The Colony Group, LLC

The Portfolio Strategy Group, LLC

The Portfolio Strategy Group, LLC

The Portfolio Strategy Group, LLC

Vestor Capital, LLC

Vestor Capital, LLC

Vestor Capital, LLC

Vestor Capital, LLC

Vestor Capital, LLC

Entity(2)	Institution	Account Number	Type of Account(3)

Vestor Capital, LLC

Vestor Capital, LLC

Vestor Capital, LLC

Vestor Capital Securities, LLC♦

Vestor Capital Securities, LLC♦

Vestor Capital Securities, LLC♦

Vestor Capital Securities, LLC♦

Vestor Capital Securities, LLC♦

Vestor Capital Securities, LLC♦

Vestor Capital Securities, LLC♦

Vestor Capital Securities, LLC♦

Vestor Capital Securities, LLC♦

Vestor Capital Insurance Advisors, LLC

Entity(2)	Institution	Account Number	Type of Account(3)

WESPAC Advisors, LLC

WESPAC Advisors, LLC

WESPAC Advisors, LLC

WESPAC Advisors, LLC

WESPAC Advisors, LLC

WESPAC Benefit & Insurance Services, LLC

WESPAC Plan Services, LLC

WESPAC Plan Services, LLC

WESPAC Plan Services, LLC

WESPAC Plan Services, LLC

The Addresses for the above mentioned banking institutions are as follows:

SCHEDULE 5.23

MATERIAL DOMESTIC SUBSIDIARIES

Subsidiary

Acorn Insurance Agency, Inc.

BAM Advisor Services, LLC

BAM Risk Management, LLC

Beirne Wealth Consulting Services, LLC

BFSG, LLC

Bridgewater Wealth & Financial Management LLC

Buckingham Asset Management, LLC

CapGroup Advisors, LLC (f/k/a Capital Advisory Group, LLC)

Colony Funds, LLC

The Colony Group, LLC

Focus Consulting, LLC (f/k/a Delphi Investment Advisors LLC)

Dion Money Management, LLC

Fidelity Independent Adviser Newsletter, LLC

Focus Advisors, LLC

Retirement Benefit Consulting Services, LLC (f/k/a Focus Benefit Consulting Services, LLC)

Focus Operating Holding Co.

Focus Operating, LLC

Focus Wealth Advisors, LLC

Retirement Advisory Group, LLC (f/k/a Geller Advisory Group LLC)

Retirement Consulting Group, LLC (f/k/a Geller Consulting Group LLC)

Retirement Group, LLC (f/k/a Geller Group LLC)

GW & Wade, LLC

HC Insurance Services, LLC

HoyleCohen, LLC

Hufford Advisors, LLC

JFS Risk Management, LLC

JFS Wealth Advisors, LLC

Joel Isaacson & Co., LLC

LaFleur & Godfrey LLC

LLBH Private Wealth Management, LLC

LVW Advisors, LLC

Merriman Wealth Management, LLC

Pettinga Financial Advisors LLC

The Portfolio Strategy Group, LLC

Resnick Investment Advisors, LLC

Sapient Private Wealth Management Services, LLC

Sentinel Benefits Group, Inc.

Sentinel Benefits Group, LLC

Sentinel Financial Group, LLC

Sentinel Insurance Agency, Inc.

Sentinel Pension Advisors, Inc.

Strategic Point Holdings, LLC

Strategic Point Investment Advisors, LLC

Strategic Point Insurance Services, LLC

Summit Financial Wealth Advisors, LLC

Telemus Capital, LLC

Telemus Insurance Services, LLC

Vestor Capital, LLC

Vestor Capital Insurance Advisors, LLC

WESPAC Advisors, LLC

WESPAC Benefit & Insurance Services, LLC

WESPAC Plan Services, LLC

SCHEDULE 5.24

REGULATED SUBSIDIARIES

Subsidiary

Greystone Financial Services Limited

GW & Wade Asset Management Company, LLC

Lara, May & Associates, LLC (f/k/a Lara, Shull & May, LLC)

RW Harris Limited

Sentinel Securities, Inc.

Strategic Point Securities, LLC

Vestor Capital Securities, LLC

SCHEDULE 7.01

EXISTING LIENS

None.

SCHEDULE 7.02

EXISTING INVESTMENTS

1.                      Greystone Financial Services Ltd. owns 42.5% of Hillyer McKeown Financial Services LLP, a partnership incorporated and registered in the United Kingdom.

2.                      Greystone Financial Services Ltd. owns 6,994 Class C Ordinary shares in Integrated Financial Arrangements plc. (a.k.a Transact), a financial service provider in the United Kingdom.

3.                      Greystone Financial Services Ltd. owns 50% of HLB Financial Services, Ltd., a company incorporated and registered in the United Kingdom.

4.                      Acorn Insurance Agency, Inc. owns 50% of Sentinel-Forsberg Insurance Agency, a Massachusetts general partnership.

5.                      JFS Wealth Advisors, LLC owns 40 shares of National Advisors Holdings, Inc.

6.                      The ownership of Subsidiaries set forth on Schedule 5.16.

7.                      Merriman Wealth Management, LLC is a Special Limited Partner of the Leveraged Global Opportunity Fund, L.P.

8.                      General Partnership Interest in The PSG Fund, LLC, representing approximately 1% of the equity interests of The PSG Fund, LLC as of the Closing Date.

9.                      Greystone Financial Services (Holdings) Ltd. owns 50% of the Equity Interest of Becketts Greystone Private Wealth Management LLP., a partnership incorporated and registered in the United Kingdom.

SCHEDULE 7.03

EXISTING INDEBTEDNESS

The following Capital Leases entered into in the ordinary course of business:

Subsidiary	Description
LVW Advisors, LLC	October 2011 lease for leasehold improvements
Pettinga Financial Advisors, LLC	October 2011 lease for office furniture
The Colony Group, LLC	December 2012 lease for copiers
The Colony Group, LLC	December 2011 lease for copiers
Sentinel Benefits Group, Inc.	August 2012 lease for server.
HoyleCohen, LLC	October 2010 lease for copier
Joel Isaacson & Co., LLC	February 2011 lease for printer and scanner
Joel Isaacson & Co., LLC	January 2010 lease for copier
Dion Money Management, LLC	October 2012 lease for letter machine.
Dion Money Management, LLC	August 2013 lease for printer/scanner/copier.
Sapient Private Wealth Management Services, LLC	November 2010 lease for copy machine
WESPAC Plan Services, LLC	August 2012 lease for copier
Lara, May & Associates, LLC	January 2009 lease for copier
Lara, May & Associates, LLC	November 2013 lease for printer/copier/scanner
BFSG, LLC	October 2009 leased equipment
Dion Money Management, LLC	July 2010 leased equipment
GW & Wade Asset Management Company, LLC	June 2011 computer equipment

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

COMPANY

and DESIGNATED BORROWERS:

Focus Financial Partners LLC

825 Third Avenue, 27th Floor

New York, NY 10022

Attention: James Shanahan

Telephone: 646 576 6577

Facsimile: 516 224 7440

Electronic Mail: jshanahan@ffpar.com

Website Address: www.focusfinancialpartners.com

Taxpayer Identification Number:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Valerie Gravesandy

Bank of America, N.A.

One Independence Center

101 N Tryon Street

Mail Code: NC1-001-04-39

Charlotte, NC 28255-0001

Attention: Valerie Gravesandy

Telephone: 980-387-2469

Facsimile: 704-409-0169

Electronic Mail: valerie.v.gravesandy@baml.com

Account No.: (for Swing Line loans)

Bank of America

New York NY

ABA

Acct #

Acct Name: Corporate Credit Services

Ref: FOCUS FINANCIAL PARTNERS, LLC,

Account No. (for Dollars):

Bank of America

New York NY

ABA

Acct #

Acct Name: Corporate Credit Services

Ref: FOCUS FINANCIAL PARTNERS, LLC,

Account No. (for Euro):

Bank of America, London

SWIFT:

IBAN #:

Acct #:

Attn Credit Services

Ref: FOCUS FINANCIAL PARTNERS, LLC,

Account No. (for Sterling):

Bank of America, London

SWIFT:

SORT CODE:

IBAN

Acct #:

Attn: Credit Services

Ref: FOCUS FINANCIAL PARTNERS, LLC,

Account No. (for Canadian Dollars):

Bank of America, Toronto Canada (Transit #01312)

SWIFT:

Acct #:

Attn: Credit Services

Ref: FOCUS FINANCIAL PARTNERS, LLC,

Other Notices as Administrative Agent:

Roseanne Parsill

Bank of America, N.A.

Agency Management

135 S. La Salle St.

Mail Code: IL4-135-09-61

Chicago, IL 60603

Attention: Roseanne Parsill

Telephone: 312-923-1639

Facsimile: 877-206-8429

Electronic Mail: roseanne.parsill@baml.com

L/C ISSUER:

Bank of America, N.A.

Michael Grizzanti

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Mike Grizzanti

Telephone: 570-496-9621

Facsimile: 800-755-8743

Electronic Mail: michael.a.grizzanti@baml.com

SWING LINE LENDER:

Bank of America, N.A.

Christopher Busconi

100 Federal Street

Mail Code: MA5-100-08-13

Boston, MA 02110

Attention: Chris Busconi

Telephone: 617-434-6456

Facsimile: 617-535-9572

Electronic Mail: christopher.p.busconi@baml.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:                ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ [A Revolving Borrowing] [A Term Borrowing](1)	☐ A conversion of Committed Loans from one Type to the other or a continuation of Eurodollar Rate Loans

1.                                      On                                                     (a Business Day).

2.                                      In the amount of $[                                              .]

3.                                      Comprised of [                                                       .](2)

4.                                      In the following currency:

[5.                                  For Eurodollar Rate Loans: with an Interest Period of                  months.]

[6.                                  On behalf of                                                          .](3)

[Remainder of page intentionally left blank]

(1) Insert Term Borrowing only for Closing Date Loan Notice.

(2) To list the Type of Loans to be borrowed or to which existing Loans are converted.

(3) To insert name of Designated Borrower, if applicable.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Credit Agreement.

FOCUS FINANCIAL PARTNERS, LLC

By:

Name:

Title:

Form of Committed Loan Notice

A - 1

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                  ,

To:                             Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.                                      On                                                                        (a Business Day).

2.                                      In the amount of $[                                             .]

[Remainder of page intentionally left blank]

B - 1

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Credit Agreement.

FOCUS FINANCIAL PARTNERS, LLC

By:

Name:

Title:

B - 2

EXHIBIT C-1

FORM OF REVOLVING NOTE

                       , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                   or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among the undersigned, the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as otherwise provided in Section 2.04(f) of the Credit Agreement with respect to Swing Line Loans or in Section 2.12(a) of the Credit Agreement with respect to Loans documented in an Alternative Currency, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, and the holder is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranties and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

Delivery of an executed counterpart of a signature page to this Revolving Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Revolving Note.

C - 1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Remainder of page intentionally left blank]

C - 1

[FOCUS FINANCIAL PARTNERS, LLC]
[OR]
[APPLICABLE DESIGNATED BORROWER]

By:
Name:
Title:

C - 1

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and	End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

C - 1

EXHIBIT C-2

FORM OF TERM NOTE

, 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                            or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among the undersigned, the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, and the holder is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranties and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Delivery of an executed counterpart of a signature page to this Term Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Term Note.

C - 2

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Remainder of page intentionally left blank]

C - 2

[FOCUS FINANCIAL PARTNERS, LLC]
[OR]
[APPLICABLE DESIGNATED BORROWER]

By:
Name:
Title:

C - 2

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and	End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

C - 2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE(4)

Financial Statement Date:              ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

I hereby certify that I am the Chief Financial Officer of FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), and, in such capacity and not individually, further certify as of the date hereof to the following:

1.             Definitions. I have reviewed a copy of and am familiar with the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among the Company, certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

2.             No Default. [Except as set forth below] None of the Loan Parties are in Default in the performance or observance of any of the covenants, terms or provisions of the Credit Agreement or any of the other Loan Documents. [If any Loan Party shall be in Default, the signer of this certificate shall specify all such Defaults and the nature thereof, of which (s)he may have knowledge]. Attached hereto as Appendix I are all relevant calculations necessary to determine whether the Company is in compliance with Section 7.10 of the Credit Agreement as at the end of the Measurement Period covered by the financial statements delivered herewith. The information contained in the attached Appendix I is true, accurate and complete as of the date hereof.

3.             EBITDAPC, Etc. Attached hereto as Appendix II are all relevant calculations necessary to determine (a) EBITDAPC with respect to any Acquired Party, (b) Book of Business EBITDA with respect to any Book of Business and (c) Permitted Minority Interest Historical Profits with respect to any Permitted Minority Interest, in each case, acquired during the relevant Measurement Period. The information contained in the attached Appendix II is true, accurate and complete as of the date hereof.

(4) Update, as necessary, following any conversion of the Company from a Delaware limited liability company to a Delaware C-Corp.

[4.           [No] New Subsidiaries. Neither the Company nor any of its Subsidiaries has created or formed any new Subsidiary during the relevant Measurement Period except as set forth below [If any new Subsidiary has been created or formed, please identify such Subsidiary’s name and place of formation herein.]

5.             Jurisdiction of Formation; etc. The Company (a) is a Delaware limited liability company and (b) has not changed its type of organization or jurisdiction of organization. The chief executive office for the Company is located at: 825 Third Avenue, 27th Floor, New York, NY 10022.

6.             Financial Statements. Together with this Certificate, the Company is delivering to the Administrative Agent the financial statements required pursuant to Section 6.01 of the Credit Agreement.

7.             Intellectual Property. [No applications were made by any Loan Party] [Schedule 1 attached hereto lists all applications] for registration of any patents, trademarks or copyrights filed by any of the Loan Parties with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter.](5)

[Remainder of page intentionally left blank]

(5) To be used in connection with the delivery of financial statements pursuant to Section 6.01 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as an instrument as of the date first set forth above.

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

APPENDIX I

COMPLIANCE CERTIFICATE

1.             Minimum Consolidated Fixed Charge Coverage Ratio (Section 7.10(a) of the Credit Agreement) for the Fiscal Quarter ending                                                 .

A.            Consolidated EBITDA of the Company and its Subsidiaries for the Measurement Period ending as of the last day of the Fiscal Quarter:

1.	Consolidated Net Income:	$

2.	plus, income tax expense (including, without limitation, any franchise taxes imposed in lieu of income taxes and Permitted Tax Distributions):	$

3.

plus, Consolidated Interest Expense, amortization or write-off of deferred financing fees, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness:

$

4.	plus, depreciation and amortization expense:	$

5.	plus, amortization (or write-downs) of intangibles (including, without limitation, goodwill) and organization costs:	$

6.

plus, any other non-cash charges or expenses or non-cash losses (including, without duplication, (a) non-cash charges and expenses incurred or sustained in connection with Permitted Acquisitions, (b) non-cash losses on Dispositions of assets outside the ordinary course of business, (c) non-cash charges arising from the impairment of goodwill and intangible assets, (d) extraordinary or non-recurring non-cash charges or expenses or non-cash losses in accordance with GAAP and (e) non- cash charges resulting from issuances of stock based awards):

$

7.	plus, extraordinary or non-recurring cash charges, expenses or losses during such

Measurement Period (including, without duplication of any item in Item 6 above, losses on dispositions of assets outside of the ordinary course of business) in an aggregate amount not to exceed 15% of Consolidated EBIDTA for such Measurement Period (calculated before giving effect to any such addback under this Item 7):

$

8.

plus, any amounts deducted in determining Consolidated Net Income representing mark-to-market losses that must be recognized currently in Consolidated Net Income under Accounting Standards Codification Topic 815: Derivatives and Hedging:

$

9.

plus, the aggregate amount paid or required to be paid in cash during such period for recruiting, success or finder’s fees relating to or arising in connection with any Permitted Acquisition in an amount not to exceed $1,000,000 for all Permitted Acquisitions in the aggregate during such Measurement Period:

$

10.

plus, (i) with respect to each Permitted Acquisition (other than any Acquisition consisting solely of the acquisition of a Book of Business or a Permitted Minority Interest) during such Measurement Period determined on a pro forma basis as if such Permitted Acquisition had occurred on the first day of such Measurement Period:

(a) EBITDAPC (see Appendix II Item 1(C) below): $

(b) the percentage of EBITDAPC purchased by the Company or other applicable Loan Party in connection with such Permitted Acquisition: %

	(c) Item 10(a) multiplied by Item 10(b):	$

(ii) with respect to each Permitted Acquisition consisting of the acquisition

Appendix I - 2

of a Book of Business during such Measurement Period determined on a pro forma basis as if such Permitted Acquisition had occurred on the first day of such Measurement Period, Book of Business EBITDA (see Appendix II Item 2(D) below):

$

and, (iii) with respect to each Permitted Acquisition consisting of the acquisition of a Permitted Minority Interest during such Measurement Period, Permitted Minority Interest Historical Profits (see Appendix II Item 3(C) below):

$

11.

plus, with respect to any Permitted Minority Interest, an amount equal to the profits of such wealth advisory firm for such Measurement Period to the extent, without duplication, (a) actually distributed in cash to a Loan Party in such Measurement Period in accordance with such Loan Party’s ownership percentage in such firm or (b) contractually required to be distributed in cash to a Loan Party within 180 days following the end of such Measurement Period in accordance with such Loan Party’s ownership percentage of such wealth advisory firm; provided that, for the avoidance of doubt, Permitted Minority Interest Profits shall not include any Permitted Minority Interest Historical Profits:

$

12.	plus, the non-cash reduction to deferred revenue as a result of purchase accounting in accordance with Accounting Standards Codification Topic 805: Business Combinations:	$

13.

plus, the aggregate costs and expenses incurred in connection with Permitted Acquisitions which have been consummated during such Measurement Period; provided, that such costs and expenses shall not, in the aggregate, exceed $300,000 for any Permitted Acquisition during such Measurement Period:

$

Appendix I - 3

14.	plus, charges as a result of changes in estimates for earn-outs under Accounting Standards Codification Topic 805: Business Combinations during such Measurement Period:	$

15.	plus, cash and non-cash expenses incurred in connection with the Transactions during such Measurement Period:	$

16.	plus, cash and non-cash expenses incurred in connection with or in preparation for a planned or actual Public Offering not to exceed $2,000,000 in the aggregate during such Measurement Period:	$

17.	plus, solely for purposes of determining compliance with the financial covenants set forth in Section 7.10 of the Credit Agreement, the amount of any Equity Cure during such Measurement Period:	$

18.	plus, extraordinary or non-recurring cash charges, expenses or losses in connection with the Centerbridge Transactions as contemplated by Section 1.3(a) of Centerbridge Purchase Agreement:	$

19.	Total (sum of Items 1 through 18 above):	$

20.	minus, without duplication, and only to the extent included in the calculation of such Consolidated Net Income for the Measurement Period, all non-cash income:	$

21.	minus, without duplication, and only to the extent included in the calculation of such Consolidated Net Income for the Measurement Period, all non-cash gains:	$

Appendix I - 4

22.

minus, without duplication, and only to the extent included in the calculation of such Consolidated Net Income for the Measurement Period, any amounts added in determining Consolidated Net Income representing mark-to-market gains that must be recognized currently in net income under Accounting Standards Codification Topic 815: Derivatives and Hedging:

$

23.

minus, without duplication and only to the extent excluded in the calculation of Consolidated Net Income for such Measurement Period, gains as a result of changes in estimates for earn-outs under Accounting Standards Codification Topic 805: Business Combinations during such Measurement Period:

$

24.

minus, without duplication, and only to the extent included in the calculation of Consolidated EBITDA for the prior Measurement Period, the amount of Permitted Minority Interest Profits (see Item 11 above), not actually distributed in cash to the applicable Loan Party owning such Permitted Minority Interest within 180 days following the end of such prior Measurement Period:

$

25.	Total (sum of Items 20 through 24 above):	$

26.	Consolidated EBITDA (Item 19 minus Item 25):	$

B. Consolidated Capital Expenditures (non-financed with Indebtedness or equity) of the Company and its Subsidiaries for the Measurement Period ending as of the last day of the Fiscal Quarter:		$

C.       The aggregate amount paid or required to be paid in cash in respect of income taxes (including Permitted Tax Distributions) by the Company and its Subsidiaries for the Measurement Period ending as of the last day of the Fiscal Quarter:

$

D. Item 1(A)(26) minus Item 1(B) minus Item 1(C):		$

E. Consolidated fixed charges of the Company and its Subsidiaries for the Measurement Period ending as of the last day of the Fiscal Quarter:

Appendix I - 5

1.	Consolidated Scheduled Funded Debt Payments during such Measurement Period:	$

2.	plus, Consolidated Cash Interest Expense for the Company and its Subsidiaries for such Measurement Period:	$

3.

plus, dividends with respect to Equity Interests in the Company permitted under the Credit Agreement and paid in cash during such Measurement Period (other than dividends in connection with the Centerbridge Transactions):

$

4.	Consolidated Fixed Charges (sum of Items 1 through 3 above):	$

F. Ratio of Item 1(D) to Item 1(E)(4):

G. Shall Not Be Less Than:

	For each Measurement Period ending on or after December 31, 2013:	1.50:1.00

H. Compliance		Yes	No

2.             Maximum Consolidated Total Leverage Ratio (Section 7.10(b) of the Credit Agreement) for the Fiscal Quarter ending                                             .

A. Consolidated Total Funded Debt of the Company and its Subsidiaries as of the last day of such Fiscal Quarter:		$

1.	Indebtedness for borrowed money:	$

2.	unrestricted domestic cash and cash equivalents of the Company and its Subsidiaries as of such date in an aggregate amount not to exceed $10,000,000:	$

3.	Consolidated Total Funded Debt (Item 1 minus Item 2):	$

B. Consolidated EBITDA of the Company and its Subsidiaries for the Measurement Period as of the last day of such Fiscal Quarter (see Item 1(A)(26) above):		$

C. Ratio of Item 2(A)(3) to Item 2(B):		$

Appendix I - 6

D. Shall Not Be Greater Than:

For the Measurement Period ending:

December 31, 2013 through December 31, 2014:	4.50:1.00

March 31, 2015 through December 31, 2016:	4.25:1.00

March 31, 2017 and thereafter:	4.00:1.00

E. Compliance	Yes	No

3.             Maximum Consolidated Secured Leverage Ratio (Section 7.10(c) of the Credit Agreement) for the Fiscal Quarter ending                                                .

A. Consolidated Secured Funded Debt of the Company and its Subsidiaries as of the last day of such Fiscal Quarter	$

B. Consolidated EBITDA of the Company and its Subsidiaries for the Measurement Period as of the last day of such Fiscal Quarter (see Item 1(A)(26) above):	$

C. Ratio of Item 3(A) to Item 3(B):	$

D. Shall Not Be Greater Than:

For the Measurement Period ending:

December 31, 2013 through December 31, 2014:	4.00:1.00

March 31, 2015 through December 31, 2016:	3.75:1.00

March 31, 2017 and thereafter:	3.50:1.00

E. Compliance	Yes	No

Appendix I - 7

APPENDIX II

COMPLIANCE CERTIFICATE

1.             EBITDAPC for the Measurement Period ending immediately prior to the acquisition date of such Acquired Party:

A.	Revenues of such Acquired Party for such Measurement Period:		$

B.	minus, recurring operating expenses which shall exclude:		$

(1)

income tax expense (including, without limitation, any franchise taxes imposed in lieu of income taxes and any distributions made by such Acquired Party or Person, as the case may be, to its members solely in respect of income taxes): $

	(2)	Interest Expense, amortization or write-off of deferred financing fees, debt discount and debt issuance costs and commissions, discounts and any other fees and charges associated with Indebtedness: $

	(3)	depreciation and amortization expense: $

	(4)	amortization (or write-downs) of intangibles (including, without limitation, goodwill) and organization costs: $

(5)

any other non-cash charges or expenses or non-cash losses (including, without duplication, (a) non-cash charges arising from impairment of goodwill and intangible assets and (b) extraordinary or non-recurring non-cash charges or expenses or non-cash losses) or non-cash income: $

(6)	any amounts representing mark-to- market losses or gains that must be recognized under Accounting Standards Codification Topic 815: Derivatives and Hedging: $

(7)

100% of the compensation, benefits and other executive perquisites paid to members, partners or owners of such Acquired Party as determined immediately prior to or as of the consummation of the related Permitted Acquisition: $

C.	Total (sum of Items A and B above):	$

2.             Book of Business EBITDA for the most recent twelve-month period available (such period ending no earlier than six months prior to the date of the acquisition of such Book of Business):

A.	Revenues in respect of such Book of Business for such period:	$

B.	the amount of cash compensation (if any) paid or payable to any financial advisor or broker in connection with such Book of Business:	$

C.	(Item A minus Item B) x 0.90:	$

D.	Total: Item C (net of management fee percentage):	$

3.             Permitted Minority Interest Historical Profits for any Measurement Period during which the Acquisition of such Permitted Minority Interest was consummated:

A.

Profits of the applicable wealth advisory firm for such Measurement Period realized prior to the consummation of such Acquisition solely to the extent such profits were distributed or distributable among such firm’s partners, shareholders or members pro rata in accordance with each such Person’s ownership percentage of such firm:

$

B.	the applicable Loan Party’s ownership percentage of such wealth advisory firm as of the end of such Measurement Period:	$

C.	Total: Item A x Item B:	$

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

[                   , 20    ]

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](6) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](7) Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](8) hereunder are several and not joint.](9) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 (the “Standard Terms and Conditions”) attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities(10)) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in

(6) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(7) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(8) Select as appropriate.

(9) Include bracketed language if there are either multiple Assignors or multiple Assignees.

(10) Include all applicable subfacilities.

E - 1 - 1

this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.             Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.             Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.             Borrower(s): Focus Financial Partners, LLC

[                                        ](11)

4.             Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.             Credit Agreement:               Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among Focus Financial Partners, LLC, a Delaware limited liability company (the “Company”), the other Borrowers party thereto from time to time, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6.             Assigned Interest[s]:

			Aggregate	Amount of	Percentage
			Amount of	Commitment	Assigned of
		Facility	Commitment	/Loans	Commitment/		CUSIP
Assignor[s](12)	Assignee[s](13)	Assigned	for all Lenders(14)	Assigned(15)	Loans(16)		Number
			$	$		%
			$	$		%
			$	$		%

[7.           Trade Date:                                                ](17)

(11) Add any Designated Borrowers.

(12) List each Assignor, as appropriate.

(13) List each Assignee and, if available, its market entity identifier, as appropriate.

(14) Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(15) To comply with the Minimum Amounts provision in Section 10.06(b)(i) of the Credit Agreement unless otherwise agreed to by the Administrative Agent and Company (if required).

(16) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

E - 1 - 2

Effective Date:                                   , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature Page(s) Follow(s)]

(17) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E - 1 - 3

The terms set forth in this Assignment and Assumption are hereby agreed to as of the date first written above:

ASSIGNOR[S](18)
[NAME OF ASSIGNOR]

By:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S](19)
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

(18) Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(19) Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

E - 1 - 1

[Consented to and](20) Accepted:

BANK OF AMERICA, N.A., as

Administrative Agent

By:
Title:

[Consented to:](21)

FOCUS FINANCIAL PARTNERS, LLC

By:
Title:

(20) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(21) To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E - 1 - 2

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                           ](22)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation

(22) Describe Credit Agreement at option of Administrative Agent.

E - 1 - 3

required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

E - 1 - 4

Exhibit E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[See attached.]

E - 2 - 1

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:	Rosanne Parsill
FAX # 877-206-8429 or email to: rosanne.parsill@baml.com

I. Borrower Name:	Focus Financial Partners, LLC

$ 400,000,000.00	Type of Credit Facility	Revolver and Term

II. Legal Name of Lender of Record for Signature Page:

• Signing Credit Agreement	☐ YES ☐ NO
• Coming in via Assignment	☐ YES ☐ NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund,
Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

IntraLinks E Mail
Address:

Does Secondary Operations Contact need copy of notices?    ☐ YES    ☐ NO

12/2007

1

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

PLEASE CHECK IF YOU CAN FUND IN THE CURRENCIES REQUIRED FOR THIS TRANSACTION LISTED BELOW:

☐	US DOLLAR	☐	CANADIAN DOLLAR
☐	EUROS	☐
☐	POUNDS STERLING	☐

VII. Lender’s SWIFT Payment Instructions for Euros:

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Pounds Sterling:

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

2

VII. Lender’s SWIFT Payment Instructions for Canadian Dollars:

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VIII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

IX. Lender’s Fed Wire Payment Instructions for USD:

Pay to:

(Bank Name)

(ABA#)	(City/State)

(Account #)	(Account Name)

(Attention)

3

X. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):                                     -

Tax Withholding Form Delivered to Bank of America*:

•	W-9
•	W-8BEN
•	W-8ECI
•	W-8EXP
•	W-8IMY

DT Treaty Passport Number

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON—U.S. LENDER INSTITUTIONS

1.   Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

4

2.   Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

XI. Bank of America Payment Instructions:

USD

Bank of America

NA New York, NY

ABA:

Account #:

Account Name: Credit Services

Reference: Focus Financial Partners

EURO

Bank of America, London

London, England

SWIFT:

Account #:

Attn: BA SF unit 6283

Reference: Focus Financial Partners

[SEE NEXT PAGE FOR ADDITIONAL WIRE INSTRUCTIONS]

5

Pounds Sterling

Bank of America, London

London, England

SWIFT:

Acct:

Attn: BA SF unit 6283

Reference: Focus Financial Partners

Canadian Dollar

Bank of America Canada, Toronto

Transit #:

SWIFT:

Acct:

Attn: BA SF Unit 6283

Ref: Focus Financial Partners

6

EXHIBIT F

FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:                  ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein.

Each of                                           (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is                                     .

Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original

H - 1

party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Title:

[COMPANY]

By:
Title:

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EXHIBIT G

FORM OF DESIGNATED BORROWER NOTICE

Date:                      ,

To:          Focus Financial Partners, LLC

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, extended restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [                                             ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

[Remainder of page intentionally left blank]

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BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

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EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of page intentionally left blank]

[NAME OF LENDER]

By:

Name:

Title:

Date:	, 20[ ]

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of page intentionally left blank]

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	, 20[ ]

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of page intentionally left blank]

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	, 20[ ]

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of page intentionally left blank]

[NAME OF LENDER]

By:

Name:

Title:

Date:	, 20[ ]

EXHIBIT I

FORM OF

SECURED PARTY DESIGNATION NOTICE

TO:                           Bank of America, N.A., as Administrative Agent

RE:                           Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 10, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined unless otherwise defined herein), by and among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Company”), certain Subsidiaries of the Company party thereto pursuant to Section 2.14 of the Credit Agreement (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

DATE:          [                           ]

[Name of Cash Management Bank/Hedge Bank] (the “Secured Party”) hereby notifies you, pursuant to the terms of the Credit Agreement, that the Secured Party meets the requirements of a [Cash Management Bank] [Hedge Bank] under the terms of the Credit Agreement and is a [Cash Management Bank] [Hedge Bank] under the Credit Agreement and the other Loan Documents.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

, as a
[Cash Management Bank] [Hedge Bank]

By:

Name:

Title:

Form of Secured Party Designation Notice

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